EXHIBIT 10.8

CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

EXECUTION COPY

FOURTH AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

April 30, 2019

among

CUBIC CORPORATION

CUBIC TRANSPORTATION SYSTEMS, INC.

CUBIC DEFENSE APPLICATIONS, INC.

The Other Subsidiary Borrowers Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,

 as Administrative Agent

BANK OF THE WEST,

CITIBANK, N.A.

and

MUFG UNION BANK, N.A.,

 as Co-Syndication Agents

and

U.S. BANK NATIONAL ASSOCIATION

and

BANK OF AMERICA, N.A.,

 as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

 BANK OF THE WEST,

 CITIBANK, N.A.

and

MUFG UNION BANK, N.A.,

 as Joint Lead Bookrunners and Joint Lead Arrangers

i

(Continued)

(Continued)

(Continued)

(Continued)

SCHEDULES
Schedule 1.01	Existing Letters of Credit
Schedule 2.01A	Commitments
Schedule 2.01B	Letter of Credit Commitments
Schedule 3.05	Disclosed Matters as to Litigation
Schedule 3.06	Disclosed Matters as to Pension Funding Obligations
Schedule 3.08	Disclosed Matters as to Environmental Compliance
Schedule 3.14	Disclosed Matters as to Employee Matters
Schedule 3.16A	Restricted Subsidiaries
Schedule 3.16B	Unrestricted Subsidiaries
Schedule 6.02	Existing Indebtedness
Schedule 6.03	Existing Liens
Schedule 6.11	Existing Investments

EXHIBITS
Exhibit A	Form of Assignment and Assumption
Exhibit B	[Reserved]
Exhibit C	Form of Promissory Note
Exhibit D	Form of Subsidiary Guarantee
Exhibit E	Form of Compliance Certificate
Exhibit F-1	Form of U.S. Tax Compliance Certificate
Exhibit F-2	Form of U.S. Tax Compliance Certificate
Exhibit F-3	Form of U.S. Tax Compliance Certificate
Exhibit F-4	Form of U.S. Tax Compliance Certificate
Exhibit G-1	Form of Borrowing Request
Exhibit G-2	Form of Interest Election Request
Exhibit H	Form of Increasing Lender Supplement
Exhibit I	Form of Augmenting Lender Supplement
Exhibit J	List of Closing Documents
Exhibit K-1	Form of Borrowing Subsidiary Agreement
Exhibit K-2	Form of Borrowing Subsidiary Termination

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of April 30, 2019, among CUBIC CORPORATION, a Delaware corporation (the “Company”), CUBIC TRANSPORTATION SYSTEMS, INC., a California corporation, CUBIC DEFENSE APPLICATIONS, INC., a California corporation, the other SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, BANK OF THE WEST, CITIBANK, N.A. and MUFG UNION BANK, N.A., as Co-Syndication Agents and U.S. BANK NATIONAL ASSOCIATION and BANK OF AMERICA, N.A., as Co-Documentation Agents.

WHEREAS, the Company, various lenders and JPMorgan Chase Bank, N.A., as administrative agent for such lenders, are parties to that certain Third Amended and Restated Credit Agreement dated as of August 11, 2016, as amended prior to the date hereof (as so amended, the “Existing Credit Agreement”);

WHEREAS, the Company,  certain Subsidiary Borrowers, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) modify and re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement and the other Financing Documents; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and modify and re-evidence the obligations and liabilities of the Company and the other Loan Parties outstanding thereunder, which shall be payable in accordance with the terms hereof and the other Financing Documents; and

WHEREAS, it is also the intent of the Borrowers and the Guarantors to confirm that all obligations under the “Financing Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified and/or restated by the Financing Documents (as referred to and defined herein).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated as follows:

Article I

Definitions

Section 1.01.      Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) in the case of any Eurocurrency Borrowing denominated in a LIBOR Quoted Currency, (i) the LIBO Rate for such

LIBOR Quoted Currency for such Interest Period multiplied by (ii) the applicable Statutory Reserve Rate and (b) in the case of any Eurocurrency Borrowing denominated in Australian Dollars, the AUD Rate for such Interest Period.

“Administrative Agent”  means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder or any successor appointed pursuant to Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate”  means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of such Person or any Subsidiary or any Person of which such Person and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the Aggregate Commitment is $800,000,000.

“Agreed Currencies”  means (i) Dollars, (ii) Pounds Sterling and  (iii)  any other currency (x) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) in the case of a LIBOR Quoted Currency, for which a LIBO Screen Rate is available in the Administrative Agent’s determination and (z) (1) with respect to Loans, that is agreed to by the Administrative Agent and each of the Lenders (which currency may include, without limitation, euro and Australian Dollars but only if agreed to by the Administrative Agent and each of the Lenders) and (2) with respect to Letters of Credit, that is agreed to by the Administrative Agent and the applicable Issuing Bank.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Agreement Currency” has the meaning assigned to such term in Section 9.15.

“Alternate Base Rate”  means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate for Dollars (or if such LIBO Screen Rate is not available for such one month Interest Period, the LIBO Interpolated Rate with respect to Dollars) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or such Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or such Adjusted LIBO Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Rate” has the meaning assigned to such term in Section 2.13(a).

“Anti-Corruption Laws”  means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Parties” has the meaning assigned to such term in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan or the Revolving Credit Commitment Fee;

(i)          if such day occurs on or after the Effective Date and prior to the fifth (5th) Business Day after the date upon which the financial statements referred to in clause (ii) below for the fiscal period ended March 31, 2019 are required to be delivered, (x) with respect to Loans that are Eurocurrency Loans, 1.75%, (y) with respect to Loans that are ABR Loans, 0.75% and (z) with respect to the Revolving Credit Commitment Fee, 0.30%; and

(ii)         if such day occurs on or after the fifth (5th) Business Day after the date upon which the Company shall have delivered to the Administrative Agent the financial statements required to be delivered for the fiscal period ended March 31, 2019 pursuant to Section 5.01(a), the rate as set forth in the chart below that corresponds to the Net Leverage Ratio as of the last day of the fiscal quarter or fiscal year most recently ended prior to such Business Day for which financial statements shall have been delivered to the Administrative Agent as required pursuant to Section 5.01(a) or (b) hereof, together with the corresponding compliance certificate required pursuant to Section 5.02 hereof; and provided,  further, that (A) if the Company shall fail to timely deliver such statements and certificates for any such fiscal quarter or fiscal year period or (B) during the continuance of an Event of Default, then the Applicable Rate with respect to ABR Loans and Eurocurrency Loans and with respect to the Revolving Credit Commitment Fee shall be determined for the period (x) from and including the date upon which such financial statements and certificate were required to be delivered to but excluding the date upon which financial statements and a certificate complying with Section 5.01(a) or (b) and Section 5.02 are delivered or (y) from and including the date from which such Event of Default shall have occurred but excluding the date upon which such Event of Default is cured or waived, as if Category 5 was in effect:

	Net Leverage Ratio	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans	Revolving Credit Commitment Fee
Category 1:	Less than 2.00 to 1.00	1.00%	0.00%	0.175%
Category 2:	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	1.25%	0.25%	0.225%
Category 3:	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	1.50%	0.50%	0.25%
Category 4:	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	1.75%	0.75%	0.30%
Category 5:	Greater than or equal to 3.50 to 1.00	2.00%	1.00%	0.35%

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means each of JPMorgan Chase Bank, N.A., Bank of the West, Citibank, N.A. and MUFG Union Bank, N.A. in its capacity as a joint bookrunner and a joint lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“AUD Interpolated Rate” means, at any time, with respect to Australian Dollars, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the AUD Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the AUD Screen Rate for the longest period (for which the AUD Screen Rate is available for Australian Dollars) that is shorter than the Impacted AUD Rate Interest Period; and (b) the AUD Screen Rate for the shortest period (for which the AUD Screen Rate is available for Australian Dollars) that exceeds the Impacted AUD Rate Interest Period, in each case, at such time; provided that if any AUD Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“AUD Rate” means, with respect to any AUD Rate Borrowing denominated in Australian Dollars for any Interest Period, the AUD Screen Rate, at or about 11:00 a.m. (Sydney, Australia time) on the first day of the applicable Interest Period and, if such day is not a Business Day, then on the immediately preceding Business Day;  provided that (x) if the AUD Screen Rate shall be less than zero, such rate shall be deemed to be zero and (y) if the AUD Screen Rate shall not be available at such time for such Interest Period (an “Impacted AUD Rate Interest Period”) then the AUD Rate shall be the AUD Interpolated Rate.

“AUD Screen Rate” means with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian Dollar bills of exchange with a tenor equal in length to such

Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that regularly publishes such rate in the ordinary course of such information services’ business as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period.  If the AUD Screen Rate shall be less than zero, the AUD Screen Rate shall be deemed to be zero for purposes of this Agreement.

 “Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Australian Dollars” means the lawful currency of Australia.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments in accordance with the terms of this Agreement.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Revolving Loan Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates:  (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

 “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower”  means the Company or any Subsidiary Borrower.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03 substantially in the form attached hereto as Exhibit G-1 or such other form as may be approved by the Administrative Agent.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit K-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit K-2.

 “Business Day”  means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with (a) a Eurocurrency Loan denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) any Borrowings or LC Disbursements that are the subject of a borrowing, drawing, payment, reimbursement or rate selection denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro, (c) any Borrowings or LC Disbursements that are the subject of a borrowing, drawing, payment, reimbursement or rate selected denominated in Australian Dollars, the term “Business Day” shall also exclude any day on which banks in Sydney, Australia are authorized or required by law to remain closed and (d) a Eurocurrency Loan or Letter of Credit denominated in a Foreign Currency other than euro or Australian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such Foreign Currency in the interbank market in the principal financial center of the country whose lawful currency is such Foreign Currency.

“Capital Lease” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capital Lease Obligations” of any Person means as of the date of any determination thereof the amount of liability of such Person in respect of any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, that would, at such time, be required to be classified and reflected as a liability on a balance sheet of such Person in accordance with GAAP; provided that obligations of the Company and its Subsidiaries, either existing on the Effective Date or created thereafter that (a) (x) as of the Effective Date, were not included on the consolidated balance sheet of the Company as capital lease obligations and were subsequently recharacterized as capital lease obligations or (y) in the case of a Person becoming consolidated with the Borrowers and their Subsidiaries, were required to be characterized as capital lease obligations upon such consolidation, in each case, due to a change in GAAP or (b) did not exist on the Effective Date and were required to be characterized as capital lease obligations when created after such date, but would not have been required to be treated as capital lease obligations under GAAP on the Effective Date had they existed at that time, shall for all purposes under this Agreement, not be treated as Capital Lease Obligations.

 “Capitalized Rentals” of any Person means as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capital Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

 “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” means (a) the acquisition by any party, or two or more parties acting in concert, of beneficial ownership (within the meaning of Rule 13d‑3 of the SEC under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Company, or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body as of the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority made or issued after the date of this Agreement;  provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Revolving Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications”  means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Financing Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 8.03, including through an Approved Electronic Platform.

“Company” has the meaning assigned to such term in the recitals.

“Computation Date” has the meaning assigned to such term in Section 2.04.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means with respect to the Company and its Restricted Subsidiaries for any period Consolidated EBITDA for such period adjusted on a pro forma basis in accordance with Section 1.05(b) as determined by the Company in good faith to take into account (i) as an addition, the Consolidated EBITDA attributable to any subsequently acquired Person (calculated for such acquired Person and, to the extent acquired, its Subsidiaries, notwithstanding anything to the contrary in the definition of the term “Consolidated EBITDA”) which becomes a Restricted Subsidiary for that portion of the applicable period of calculation which occurred prior to its acquisition and reasonably detailed in the applicable certificate delivered pursuant to Section 5.02(a) and (ii) as a deduction, the Consolidated EBITDA attributable to any subsequently disposed Person, division or line of business (calculated for such disposed Person and, to the extent disposed, such Person’s Subsidiaries, division or line of business notwithstanding anything to the contrary in the definition of the term “Consolidated EBITDA”) which was a Restricted Subsidiary (or was owned by the Company or a Restricted Subsidiary) for that portion of the applicable period of calculation which occurred prior to its disposition and reasonably detailed in the applicable certificate delivered pursuant to Section 5.02(a).

“Consolidated Cash Interest Expense” means, with respect to the Company and its Restricted Subsidiaries for any period, the cash interest expense of the Company and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP;  provided, that Consolidated Cash Interest Expense shall exclude (a) fees, costs and expenses (including, without limitation, debt issuance costs, make-whole premiums, prepayment penalties, commissions and original issue discount) incurred in connection with the consummation of this Agreement or the issuance, incurrence or repayment of any Indebtedness permitted hereunder; (b) annual administrative agency fees paid to the Administrative Agent; (c) capitalized costs incurred in connection with the initial closing of any Swap Agreement, including those paid in connection with the Transactions, the Note Purchase Trigger Date, or upon entering into any amendment of this Agreement.

“Consolidated EBITDA” means with respect to the Company and its Restricted Subsidiaries for any period (a) the sum of (i) Consolidated Net Income for such period, (ii) Consolidated Interest Expense (to the extent deducted in determining Consolidated Net Income), (iii) federal, state, local and foreign income tax expense and any provision for income or profits taxes, franchise or similar taxes and foreign withholding taxes (to the extent deducted in determining Consolidated Net Income), (iv) depreciation and amortization expense (to the extent deducted in determining Consolidated Net Income) and (v) non-cash stock compensation and other non-cash expense items (to the extent deducted in determining Consolidated

Net Income), calculated on a consolidated basis in accordance with GAAP, plus (b) without duplication (i) enterprise resource planning expense not to exceed (A) $7,500,000 with respect to the four consecutive fiscal quarter measurement period ending on March 31, 2019 and (B) $2,500,000 with respect to the four consecutive fiscal quarter measurement period ending on June 30, 2019, (ii) non-recurring business optimization expenses and other restructuring charges or reserves to the extent set forth in a certificate of a Senior Financial Officer of the Company (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs, and future lease commitments) not to exceed $10,000,000 during any four consecutive fiscal quarter measurement period, (iii) [reserved], (iv) one-time transaction fees, costs, expenses, premiums, make-whole amounts, penalty payments and other similar items during such period in connection with any issuance, incurrence or repayment of Indebtedness, any issuance of Equity Interests, any investment, any acquisition and any disposition, in each case to the extent permitted hereunder, including without limitation in connection with this Agreement and the other Financing Documents (including legal fees and fees, costs and expenses paid or reimbursed to the Lenders, the Issuing Banks and the Administrative Agent), (v) charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,  provided that, in respect of any item that is added back in reliance on this clause (v), the relevant Person in good faith (to the extent set forth in a certificate of a Senior Financial Officer of the Company) expects to receive reimbursement for such item within the next four fiscal quarters (it being understood that to the extent any reimbursement amount is not actually received within such four fiscal quarter period, such reimbursement amount so added back but not so received shall be deducted in calculating Consolidated EBITDA for the fiscal quarter immediately following such four fiscal quarter period); and (vi) losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items minus (c) (i) non-cash items of gain or revenue (to the extent added in determining Consolidated Net Income) and (ii) gains recognized and income recognized in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items, calculated on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means, as the context requires, (a) all Indebtedness of the Company and its Restricted Subsidiaries or (b) all Indebtedness of the Company and its Subsidiaries, in either case determined on a consolidated basis eliminating intercompany loans;  provided that, notwithstanding anything to the contrary in the definition of the term “Indebtedness”, for purposes of this definition, “Indebtedness” shall include all non-contingent liabilities in respect of letters of credit or instruments serving a similar function, in each case which have been drawn upon by the beneficiary thereof and which were issued or accepted for the account of the Company or any Restricted Subsidiary (in the case of clause (a)) or the Company or any Subsidiary (in the case of clause (b)), as applicable, by banks or other financial institutions, whether or not representing obligations for borrowed money.

“Consolidated Interest Expense” means, with respect to the Company and its Restricted Subsidiaries for any period, the interest expense of the Company and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP, and shall in any event include, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any Capitalized Lease allocable to interest expense.

“Consolidated Net Income” for any period means consolidated net income or net earnings (or any comparable line item) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding (i) extraordinary or non-recurring items (except the non-recurring gain expected to result from the Sale and Leaseback Transactions permitted in Section 6.04(c))  and (ii) gains or losses resulting from changes in accounting principles.

“Consolidated Net Indebtedness” means, as of any date of determination thereof, the difference (if positive) between (i) Consolidated Indebtedness of the Company and its Restricted Subsidiaries minus (ii) the amount of Unrestricted Cash and Unrestricted Permitted Investments,  in excess of $30,000,000, in each case as of such date.

“Consolidated Net Worth” means, as of the date of any determination thereof the amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus in retained earnings of the Company and its Subsidiaries on a consolidated basis as determined in accordance with GAAP.

“Consolidated Tangible Assets” means, as of any date of determination thereof, Consolidated Total Assets minus the Intangible Assets of the Company and its Restricted Subsidiaries on such date.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Capitalization” means as of the date of any determination thereof, the sum of (a) Consolidated Indebtedness of the Company and its Subsidiaries on a consolidated basis as of such date plus (b) Consolidated Net Worth as of such date.

“Co-Documentation Agent” means each of U.S. Bank National Association and Bank of America, N.A., in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.

“Co-Syndication Agent” means each of Bank of the West, Citibank, N.A. and MUFG Union Bank, N.A. in its capacity as a co-syndication agent for the credit facility evidenced by this Agreement.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, any Issuing Bank or any other Lender.

“CTSL” means and Cubic Transportation Systems Limited, a limited liability company incorporated under the laws of England and Wales with registration number 01381707 whose registered office is at AFC House, Honeycrock Lane, Salfords Redhill, Surrey RH1 5LA.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s  and the Company’s receipt of such certification in form and substance satisfactory to such Credit Party, the Company and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

 “Disclosed Matters” means the actions, suits, proceedings, events and occurrences and the environmental matters disclosed in Schedules 3.05,  3.08 and 3.14.

“Disqualified Institution”  means (a) any entity specifically designated by the Company as a “Disqualified Institution” in writing and delivered to the Administrative Agent (for posting to the Lenders in accordance with Sections 9.01 and 9.04(e)) prior to the Effective Date, (b) any other entity that is reasonably determined by the Company to be a competitor of the Company or its subsidiaries and which is specifically identified in a written supplement to the list of “Disqualified Institutions”, which supplement shall become effective three (3) Business Days after delivery thereof to the Administrative Agent (for posting to the Lenders in accordance with Sections 9.01 and 9.04(e)) and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ Affiliates to the extent such Affiliates (x) are clearly identifiable as Affiliates of such entities based solely on the similarity of such Affiliates’ and such entities’ names and (y) are not bona fide debt investment funds.  It is understood and agreed that (i) the Company’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (ii) “Disqualified Institution” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.

“Dividing Person” has the meaning assigned to such term in the definition of “Division”.

“Division” means the statutory division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Amount”  of any amount of any currency means, at the time of determination thereof in accordance with Section 2.04, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Domestic Loan Party” means a Loan Party that is the Company or a Domestic Subsidiary.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Dormant Branch” means a branch of CTSL which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of $5,000,000 or more or its equivalent in other currencies.

“DQ List” has the meaning assigned to such term in Section 9.04(e) hereof.

“EBITDA” means with respect to any Person for any period (a) the sum of (i) consolidated net income, (ii) consolidated interest expense (to the extent deducted in determining consolidated net income), (iii) taxes, and (iv) depreciation and amortization (to the extent deducted in determining consolidated net income).

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature”  means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

 “Eligible Subsidiary” means (i) each Initial Subsidiary Borrower, (ii) any Domestic Subsidiary that is a Restricted Subsidiary, (iii) CTSL, and (iv) any other Foreign Subsidiary that is a Restricted Subsidiary and that is approved from time to time by the Administrative Agent and each of the Lenders.

 “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any

Governmental Authority, relating to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any Hazardous Material or (iv) to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“euro” and/or “€” means the single currency of the Participating Member States.

“Eurocurrency” when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

 “Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation.  If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes”  means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Company under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f), (d) any U.S. withholding Taxes imposed under FATCA and (e) Taxes compensated for by an increased payment under Section 2.16(j)(i), or Taxes which would have been compensated for by an increased payment under Section 2.16(j)(i), but were not so compensated solely because one of the exclusions in Section 2.16(j)(iii) applied.

 “Existing Credit Agreement” has the meaning assigned to such term in the recitals.

“Existing Letters of Credit” means those letters of credit more particularly described on Schedule 1.01.

“Facility Termination Date” means the date when all Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder have been paid in full in cash (other than (a) obligations under any Swap Agreement or any Banking Services Agreement to the extent such obligations are not yet due and payable, (b) the Company’s obligations under Article X which expressly survive the termination of this Agreement and for which no claim has been made, and (c) other Obligations expressly stated to survive such payment and termination), and all Letters of Credit shall have expired or terminated (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and applicable Issuing Bank shall have been made) and all LC Disbursements shall have been reimbursed.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FATCA Deduction” means a deduction or withholding from a payment under a Financing Document required by FATCA.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the letter dated March 21, 2019, between the Company and the Administrative Agent setting forth certain fees to be paid by the Company to the Administrative Agent.

“Financial Officer” means the president, chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financing Documents” means this Agreement (including schedules and exhibits hereto), the Notes, if any, evidencing Loans, the Subsidiary Guarantee, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, any Letter of Credit applications and any Letter of Credit Agreement.  Any reference in this Agreement or any other Financing Document to a Financing Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Financing Document as the same may be in effect at any and all times such reference becomes operative.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency Exposure” means, at any time, the sum of (a) the Dollar Amount of the outstanding principal amount of all Lenders’ Revolving Loans denominated in a Foreign Currency at such time and (b) the Foreign Currency LC Exposure at such time.

“Foreign Currency Fluctuation Test Date” means each of the following days (a) the last Business Day of each of March, June, September and December, (b) while an Event of Default has occurred and is continuing, on any Business Day during the continuance thereof chosen by the Administrative Agent, and (c) on each day that a Credit Event occurs.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Sublimit” means $200,000,000.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means any Borrower that is a Foreign Subsidiary.

“Funded Debt” of any Person means (i) at all times prior to the Note Purchase Termination Date, (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (b) all Capitalized Rentals of such Person, and (c) all Guaranties by such Person of Funded Debt of others and (ii) at all times on and after the Note Purchase Termination Date, all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP.

“GAAP” means (i) at all times prior to the Note Purchase Termination Date, generally accepted accounting principles in the United States of America and (ii) at all times on and after the Note Purchase Termination Date, generally accepted accounting principles in the United States of America, subject to the provisions of Section 1.05;  provided, that any reference to the application of GAAP to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrowers) shall mean generally accepted accounting principles or equivalent in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)         to purchase such Indebtedness or obligation or any property constituting security therefor;

(b)         to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c)         to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d)         otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

The amount of any Guarantee of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Article X.

“Guarantor” means each Domestic Subsidiary that is a Restricted Subsidiary now existing or hereafter created that is a party to the Subsidiary Guarantee; provided that in no event shall any SPE be required to be a Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HQ Lease Documents” means, that certain Participation Agreement dated as of February 5, 2019 among the Company, Bankers Commercial Corporation, a California corporation, MUFG Union Bank, N.A., as Collateral Agent, MUFG BANK, LTD., as Administrative Agent and the rent assignees from time to time party thereto and all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party in connection with the foregoing, including, without limitation, all construction and development agreements, consent agreements, lease agreements, ground lease agreements, confirmation letters, rent assignment agreements and subcontractor assignment and consent agreements, in each case, as amended, modified, supplemented, renewed or extended from time to time.

“IBA” has the meaning assigned to such term in Section 1.06.

“Impacted AUD Rate Interest Period” has the meaning assigned to such term in the definition of “AUD Rate”.

“Impacted LIBO Rate Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.

“Indebtedness” with respect to any Person means, at any time, without duplication:

(a)         its liabilities for borrowed money, including, obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b)         its liabilities for the deferred purchase price of property acquired by such Person (excluding (a) accounts payable arising in the ordinary course of business, but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property and (b) obligations which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP);

(c)         all Capital Lease Obligations;

(d)         all liabilities for borrowed money (excluding prepaid interest thereon) secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)         all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions, whether or not representing obligations for borrowed money, but excluding, without duplication (i) any commercial letter of credit entered into in the ordinary course of business by any such bank or other financial institution relating to the export or import of properties or any letter of credit entered into in the ordinary course of business by any such bank or other financial institution relating to the performance by such Person of its obligations under any contract or agreement (other than any note, credit, loan or other financial instrument or like agreement) and (ii) the undrawn amount of any letter of credit;

(f)         net obligations in respect of Swaps of such Person (as determined in accordance with, and, excluding the Swaps not constituting Indebtedness pursuant to, the definition of “Swaps”); and

(g)         any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Notwithstanding the foregoing, “Indebtedness” of any Person shall not include (y) payment of bonuses or other deferred compensation to employees of such Person or any of its Subsidiaries or (z) any contingent purchase price adjustment, contingent payment, earnout, or contingent deferred payment obligation of a similar nature incurred in connection with an acquisition unless, in the case of this clause (z), required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP.

 “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Financing Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Subsidiary Borrower” means each of Cubic Transportation Systems, Inc., a California corporation and Cubic Defense Applications, Inc., a California corporation.

 “Insolvency Regulation” shall mean the Regulation EU 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Intangible Assets” means the aggregate amount, for the Company and its Restricted Subsidiaries on a consolidated basis, of all assets classified as intangible assets under GAAP, including, without limitation, in each case solely to the extent classified as intangible assets under GAAP, customer lists, acquired technology, goodwill, computer software, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, unamortized debt discount and capitalized research and development costs.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.07 substantially in the form attached hereto as Exhibit G-2 or such other form as may be approved by the Administrative Agent.

 “Interest Payment Date” means (a) with respect to any ABR Loan, the first day of each January, April, July and October and the Maturity Date and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company may elect;  provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A.,  Bank of the West, Citibank, N.A. and MUFG Union Bank, N.A. and each other Lender designated by the Company as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of Letters of Credit hereunder and its successors in such capacity as provided in Section 2.05(i).  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto, and, further, references herein to “the Issuing Bank” shall be deemed to refer to each of the Issuing Banks or the relevant Issuing Bank, as the context requires.

“Judgment Currency” has the meaning assigned to such term in Section 9.15.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.  Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and shall include the Existing Letters of Credit.

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.05(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder.  The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.  The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Company, and notified to the Administrative Agent.

“Leverage Ratio” means either the Total Leverage Ratio or the Net Leverage Ratio, as applicable in accordance with Section 6.01.

“LIBO Interpolated Rate” means, at any time, with respect to any LIBOR Quoted Currency, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable LIBOR Quoted Currency) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable LIBOR Quoted Currency) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, on the Quotation Day for such LIBOR Quoted Currency; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) with respect to such LIBOR Quoted Currency then the LIBO Rate shall be the LIBO Interpolated Rate.

 “LIBO Screen Rate”  means, for any day and time, with respect to any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that regularly publishes such rate in the ordinary course of such information services’ business from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBOR Quoted Currency” means (a) Dollars, (b) euro, (c) Pounds Sterling and (d) any other Agreed Currencies (other than Australian Dollars) with respect to which a London interbank offered rate is administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency and which is displayed a Reuters page or screen (or, in the event such rate does not appear on a Reuters page or screen, on the appropriate page of such other information service that regularly publishes such rate in the ordinary course of such information services’ business from time to time as selected by the Administrative Agent in its reasonable discretion).

“Lien”  means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities;  provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

 “Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Law Joint Ventures” means any Person (the “JV”) which Cubic or a Restricted Subsidiary owns Equity Interests in and with respect to which a percentage of the Equity Interests of such JV must be held by certain Persons resident in the judication in which such JV is formed in order to facilitate sales by such JV and for certain tax purposes. Local Law Joint Ventures may be Unrestricted Subsidiaries.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless Company is otherwise notified by the Administrative Agent, which such notification will take effect one (1) Business Day after Company’s receipt thereof).

 “Margin Stock” means margin stock within the meaning of Regulation T, Regulation U and Regulation X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and its Restricted Subsidiaries taken as a whole, (b) the ability of any Borrower or any Guarantor to perform any of its obligations under this Agreement and the other

Financing Documents, taken as a whole, (c) the validity or enforceability of any of the Financing Documents, or (d) the rights of or benefits available to the Lenders or the Administrative Agent under this Agreement and the other Financing Documents, taken as a whole.

“Material Subsidiary” has the meaning assigned to such term in Section 5.11.

“Material Indebtedness” means (i) Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swaps, of any one or more of the Company, any Restricted Subsidiary or Guarantor in an aggregate principal amount exceeding $10,000,000 and (ii) Indebtedness under the Note Purchase Agreement.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be determined in accordance with the definition of “Swaps.”

“Maturity Date” means April 30, 2024.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Most Favored Provisions” has the meaning specified in Section 6.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Leverage Ratio” means, as of the last day of any fiscal quarter of the Company and its Restricted Subsidiaries on a consolidated basis, the ratio on a rolling four fiscal quarter basis of (i) (x) Consolidated Net Indebtedness minus (y) to the extent included in Consolidated Indebtedness, all Indebtedness attributable to undrawn letters of credit (including, without duplication, Indebtedness in the form of Guarantees with respect to letters of credit) to (ii) Consolidated Adjusted EBITDA.

“Note” means any of the promissory notes executed pursuant to Section 2.09(e), as amended, modified, supplemented, renewed or extended from time to time.

“Note Purchase Agreement” means that certain Second Amended and Restated Note Purchase and Private Shelf Agreement (including all exhibits and schedules attached thereto) dated as of August 11, 2016, between the Company and certain Guarantors on the one hand, and the Purchasers (as defined therein) on the other hand, as it may be amended, restated, supplemented or otherwise modified from time to time, together “with any renewals, extensions, replacements and refinancings (notwithstanding whether such replacements or refinancings are entered into with the Purchasers party thereto as of the Effective Date or any other Person) thereof.

“Note Purchase Termination Date” means the latest of (x) the date following the last day of the Issuance Period (as defined in the Note Purchase Agreement), (y) the date upon which all Notes (as defined in the Note Purchase Agreement) have been repaid in full and (z) the date upon which all amounts (other than contingent indemnification obligations not yet due and payable) owing under any Transaction Document (as defined in the Note Purchase Agreement) have been paid.

“Note Purchase Trigger Date” means the earlier of (a) the latest of (x) the date following the last day of the Issuance Period (as defined in the Note Purchase Agreement), (y) the date upon which all Notes (as defined in the Note Purchase Agreement) have been repaid in full and (z) the date upon which all amounts (other than contingent indemnification obligations not yet due and payable) owing under any Transaction Document (as defined in the Note Purchase Agreement) have been paid and (b) the date upon which the Note Purchase Agreement is amended so that the financial covenants set forth therein conform in all material respects to the covenants set forth in Section 6.01(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate”  means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided,  further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all liabilities and obligations of the Borrowers, whether now existing or hereafter incurred, created or arising and whether direct or indirect, absolute or contingent, due or to become due, arising out of or in connection with this Agreement, including, without limitation, all principal of and interest on the Loans, all fees, expenses, indemnities and other amounts payable by any Borrower under this Agreement or any other Financing Document (including interest and fees accruing after the filing of a petition or commencement of a case by or with respect to any Borrower seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding);  provided that the definition of “Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Original Jurisdiction” means, in relation to a Loan Party, the jurisdiction under whose laws that Loan Party was incorporated as at the date of this Agreement or, in the case of a Subsidiary Borrower that becomes a party to this Agreement pursuant to Section 2.21, as at the date on which that Subsidiary Borrower becomes a party to this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan, Letter of Credit or Financing Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may reasonably elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Participant” has the meaning assigned to such term in Section 9.04(c) hereof.

“Participant Register” has the meaning assigned to such term in Section 9.04(c) hereof.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Party” has the meaning assigned to such term in Section 2.16(j)(vi)(B) hereof.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” has the meaning assigned to such term in Section 3.08(i) hereof.

“Permitted Acquisition” means the acquisition of all or substantially all of the assets, all or a substantial part of, a business, division, brand or product line, or all or substantially all of the stock of any Person (such Person being the “Target”) that is engaged in a line of business which is substantially related to that of the Company or any Restricted Subsidiary and with respect to which:

(a)         such acquisition was approved by each Person’s (including the Target’s) Board of Directors (or other similar governing body);

(b)         at the time of such proposed acquisition and immediately after giving effect thereto, no Default would exist;

(c)         at the time of such proposed acquisition and immediately after giving effect thereto, the Company and the Restricted Subsidiaries are in compliance, on a pro forma basis, with a ratio that is less than or equal to a ratio equal to (i) the numerator of the maximum applicable Leverage Ratio permitted under Section 6.01(a) or Section 6.01(b) at such time (including, if applicable, giving effect to the impact of any Adjusted Covenant Period to the extent elected by the Company in accordance with Section 6.01(a) or Section 6.01(b))  minus 0.25 to (ii) 1.00 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (such compliance to be confirmed by an officer’s certificate in a form satisfactory to the Administrative Agent); and

(d)         the Company shall have given the Administrative Agent prior written notice, together with, if the total consideration being paid in connection with such acquisition (including,

without limitation, assumed Indebtedness or Preferred Stock) exceeds $50,000,000, such documents and information as the Administrative Agent may reasonably request and which are reasonably available to the Company at such time.

“Permitted Encumbrances”  means Liens permitted by any of clauses (a) through (d), (i), (k), (l) and (p) of Section 6.03.

“Permitted Factoring Program”  means the sale by the Company or its Subsidiaries of accounts receivable originated by the Company or such Subsidiaries (a) to a third-party factor in the ordinary course of business and on a basis that is non-recourse to the Company or its Subsidiaries other than limited recourse customary for factoring transactions of a similar kind, so long as the aggregate outstanding amount of all such accounts receivable shall not exceed $30,000,000 at any time, or (b) pursuant to any other similar monetization of accounts receivable originated by the Company or such Subsidiaries, so long as the aggregate outstanding amount of all such accounts receivable which are subject to any such sale or similar factoring transaction shall not exceed $100,000,000 at any time.

“Permitted Investments” means:

(a)         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or of any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or any member of the European Union (or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of any member of the European Union), in each case maturing within one year from the date of acquisition thereof;

(b)         investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s;

(c)         investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or (ii) any bank organized under the laws of a country other than the United State of America which has a combined capital and surplus and undivided profits of not less than $100,000,000;

(d)         fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)         marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(f)         cash in Agreed Currencies and other currencies held by the Company or its Subsidiaries from time to time in the ordinary course of business;

(g)         in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by Persons in the jurisdiction of such Foreign Subsidiary for cash management purposes.

 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Preferred Stock” means any class of capital stock (or other equity interests) of a Person that is preferred over any other class of capital stock (or other equity interests) of such Person as to the payment of dividends or other distributions or the payment of any amount upon liquidation or dissolution of such Person.

“Prime Rate”  means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

[***].

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quotation Day” means, with respect to any Eurocurrency Borrowing denominated in a LIBOR Quoted Currency for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places)  supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Reference Banks” means such banks as may be appointed by the Administrative Agent in consultation with the Company.  No Lender shall be obligated to be a Reference Bank without its consent.

“Register” has the meaning set forth in Section 9.04(b).

“Regulation T” means Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

 “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Rentals” means and includes as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.

“Required Lenders” means, subject to Section 2.19, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments of all Lenders at such time.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement or any other Financing Document.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.  The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as reasonably determined by the Company in good faith).

“Restricted Subsidiary” means (i) any Subsidiary Borrower and (ii) any other Subsidiary (a) of which more than 80% (by number of votes) of the Equity Interests with voting power is beneficially owned, directly or indirectly, by the Company and (b) if applicable, as so designated within the limitations of Section 6.07.  An SPE may be either a Restricted Subsidiary or an Unrestricted Subsidiary.

“Reuters” means Thomson Reuters Corp.

“Revolver Increase” has the meaning set forth in Section 2.20.

“Revolving Credit Commitment Fee” has the meaning set forth in Section 2.11(a).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Revolving Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) increased pursuant to Section 2.20, (b) reduced or terminated from time to time pursuant to Section 2.08(b) and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Loan Commitment is set forth on Schedule 2.01A opposite such Lender’s name under the heading “Commitment”, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) contemplated hereby pursuant to which such Lender shall have assumed its Revolving Loan Commitment, as applicable.  The aggregate amount of the Lenders’ Revolving Loan Commitments on the Effective Date is $800,000,000.  Effective upon the assignment of an interest pursuant to Section 9.04,  Schedule 2.01A may be amended by the Administrative Agent to reflect such assignment.

“Sale and Leaseback Transaction” has the meaning set forth in Section 6.04.

 “Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Screen Rate” means, the AUD Screen Rate and the LIBO Screen Rate.

“SEC” is defined in Section 5.01(a);

“Securities Act” means the United States Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Company.

“Senior Funded Debt” means all Funded Debt of the Company which is not expressed to be subordinate or junior in rank to any other Funded Debt of the Company.

“SPE” means any direct or indirect Subsidiary of the Company that constitutes a special purpose entity.

“Specified Ancillary Obligations” means all obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Subsidiaries, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to the Lenders or any of their Affiliates under any Swap Agreement or any Banking Services Agreement; provided that the definition of “Specified Ancillary Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Statutory Reserve Rate”  means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal.  Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D.  Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary the payment of which is contractually subordinated to payment of the Obligations under the Financing Documents.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Borrower” means (i) each Initial Subsidiary Borrower and (ii) any Eligible Subsidiary that becomes a Subsidiary Borrower pursuant to Section 2.21 and, in the case of each of the foregoing, that has not ceased to be a Subsidiary Borrower pursuant to such Section.

“Subsidiary Guarantee” means that certain Fourth Amended and Restated Guarantee dated as of April 30, 2019 in the form of Exhibit D (including any and all supplements thereto) and executed (or joined) by each Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency; provided that Swaps entered into by such Person in the ordinary course of business for the sole purpose of managing or hedging risk shall not be deemed or construed to constitute Indebtedness within the terms of this Agreement.  Without limiting the foregoing, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes or any other goods and services, use or sales taxes, assessments, fees or other charges  imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Leverage Ratio” means, as of the last day of any fiscal quarter of the Company and its Restricted Subsidiaries on a consolidated basis, the ratio on a rolling four fiscal quarter basis of (i) (x) Consolidated Indebtedness minus (y) to the extent included in Consolidated Indebtedness, all Indebtedness attributable to undrawn letters of credit (including, without duplication, Indebtedness in the form of Guarantees with respect to letters of credit) to (ii) Consolidated Adjusted EBITDA.

“Total Revolving Credit Exposure” means, at any time, the sum of the outstanding principal amount of all Lenders’ Revolving Loans and their LC Exposure at such time.

“Trade Date” has the meaning assigned to such term in Section 9.04(e) hereof.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Financing Documents, the borrowing of Loans and other credit extensions contemplated by the Financing Documents, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UK Bankruptcy Event” means:

(a)         a UK Relevant Entity is unable or admits inability to pay its debts (as defined in section 123(1)(a) of the Insolvency Act 1986) as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, or suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties; or

(b)         any corporate action, legal proceedings or other formal procedure or formal step for (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Relevant Entity; (ii) a composition, compromise, assignment or arrangement with any creditor of any UK Relevant Entity; or (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Relevant Entity, or any of the assets of any UK Relevant Entity; save that this paragraph (b) shall not apply to any action, proceeding, procedure or formal step which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement.

“UK Borrower” means any Subsidiary Borrower resident for tax purposes in England and Wales.

“UK Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant UK Borrower, which:

(a)         where it relates to a UK Treaty Lender that is a Lender on the day this Agreement (or any amendment hereto) is entered into, contains the scheme reference number and jurisdiction of tax residence stated on its signature page to this Agreement (or any amendment hereto) or as otherwise notified to the Company by that UK Treaty Lender in writing, and:

(i)           where the UK Borrower is a Subsidiary Borrower on the day this Agreement (or any amendment hereto) is entered into, is filed with HM Revenue & Customs within 30 days of the date of this Agreement (or any amendment hereto); or

(ii)          where the UK Borrower is not a Subsidiary Borrower on the day this Agreement is entered into, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes a Subsidiary Borrower; or

(b)         where it relates to a UK Treaty Lender that is not a party to this Agreement on the date on which this Agreement (or any amendment hereto) is entered into, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption, Increasing Lender Supplement or Augmenting Lender Supplement, as the case may be, or as otherwise notified to the Company in writing, and:

(i)           where the UK Borrower is a Subsidiary Borrower as at the relevant assignment date or the date on which the increase to the Commitments and/or the Incremental Term Loans described in the relevant Increasing Lender Supplement or Augmenting Lender Supplement take effect (as applicable) is filed with HM Revenue & Customs within 30 days of that date; or

(ii)          where the UK Borrower is not a Subsidiary Borrower as at the relevant assignment date or the date on which the increase to the Commitments and/or the Incremental Term Loans described in the relevant Increasing Lender Supplement or Augmenting Lender Supplement take effect (as applicable) is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes a Borrower.

“UK Companies Act” means the Companies Act 2006 of the United Kingdom.

“UK CTA 2009” means the United Kingdom Corporation Tax Act 2009.

“UK ITA 2007” means the United Kingdom Income Tax Act 2007.

“UK Loan Party” means any UK Borrower.

“UK Qualifying Lender” means (a) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Financing Document and is (i) a Lender (A) which is a bank (as defined for the purpose of section 879 of the UK ITA 2007) making an advance under a Financing Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the UK CTA 2009; or (B) in respect of an advance made under a Financing Document by a Person that was a bank (as defined for the purpose of section 879 of the UK ITA 2007) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or (ii) a Lender which is: (A) a company resident in the United Kingdom for United Kingdom tax purposes or (B) a partnership each member of which is (x) a company so resident in the United Kingdom or (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA 2009 or (C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA 2009) of that company; or (iii) a UK Treaty Lender, or (b) a Lender which is a building society (as defined for the purposes of section 880 of the UK ITA 2007) making an advance under a Financing Document.

“UK Relevant Entity” means any Borrower or Restricted Subsidiary that is incorporated in England and Wales, or any other Borrower or Restricted Subsidiary capable of becoming subject of an order for winding-up or administration under the Insolvency Act 1986.

“UK Tax Confirmation” means a confirmation by a Lender that the Person beneficially entitled to interest payable to that Lender in respect of an advance under a Financing Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes or (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA 2009 or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA 2009) of that company.

“UK Tax Deduction” means a deduction or withholding for, or on account of, Tax imposed by the United Kingdom from a payment under a Financing Document, other than a FATCA Deduction.

“UK Treaty” has the meaning assigned to such term in the definition of “UK Treaty State”.

“UK Treaty Lender” means a Lender which is (i) treated as a resident of a UK Treaty State for the purposes of the relevant UK Treaty, (ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected, and (iii) subject to the completion of procedural formalities, fulfills any other conditions which must be fulfilled under the relevant UK Treaty to obtain exemption from Tax imposed by the United Kingdom on payments of interest.

“UK Treaty State” means a jurisdiction having a double taxation agreement with the United Kingdom (a “UK Treaty”) which makes provision for full exemption from Tax imposed by the United Kingdom on interest.

“United States” or “U.S.” mean the United States of America.

“Unrestricted Cash” means, at any time of determination, the sum of all unrestricted and unencumbered (other than Permitted Encumbrances) cash of the Company and its Restricted Subsidiaries at such time.

“Unrestricted Permitted Investments” means, at any time of determination, the sum of all unrestricted and unencumbered (other than Permitted Encumbrances) Permitted Investments of the Company and its Restricted Subsidiaries at such time.

“Unrestricted Subsidiary” means any Subsidiary which is not a Restricted Subsidiary and, if applicable, as has been designated as such within the limitations of Section 6.07.  An SPE may be either a Restricted Subsidiary or an Unrestricted Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

“Wholly‑owned Restricted Subsidiary” means, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly‑owned Restricted Subsidiaries at such time.

“Wholly‑owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly‑owned Subsidiaries at such time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.      Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

Section 1.03.     Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”,  “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders and decrees, of all Governmental Authorities.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any law, statute, rule or regulation shall, unless otherwise specified, be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”,  “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.     English Law Terms. In this Agreement, where it relates to a UK Relevant Entity, a reference to “charter or bylaws” means, (i) with respect to any body corporate, the memorandum and articles of association, and (ii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organisation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organisation with the applicable governmental authority in the jurisdiction of its formation, organisation or registration and, if applicable, any certificate or articles of formation or organisation of such entity.

Section 1.05.     Accounting Terms; GAAP; Pro Forma Calculations.  (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  In calculating compliance with any of the financial covenants (and related definitions), any amounts taken into account in making such calculations that were paid, incurred or accrued in violation of any provision of this Agreement shall be added back or deducted, as applicable, in order to determine compliance with such covenants.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding anything to the contrary contained in this Section 1.05(a) or in the definitions of “Capital Leases” or “Capital Lease Obligations,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on December 31, 2018) that would constitute capital leases in conformity with GAAP on December 31, 2018 shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Financing Document shall be made or delivered, as applicable, in accordance therewith.

(b)         All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (giving effect to any cost synergies or cost savings projected by the Company in good faith to be realized as a result from actions taken by the Company or any of its Subsidiaries and permitted hereunder during such period) and any related incurrence or reduction of Indebtedness, all (including with respect to such cost synergies and cost savings) in accordance with Article 11 of Regulation S-X under the Securities Act (provided that for purposes of clarity it is understood and agreed that with respect to computations required to be made hereunder with respect to the applicable Leverage Ratio after giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction, any Indebtedness attributable to letters of credit (including, without duplication, Indebtedness in the form of Guarantees with respect to letters of credit) associated with such transaction, shall be subtracted from Consolidated Indebtedness in the manner described clause (i)(y) in the definitions of “Net Leverage Ratio” and  “Total Leverage Ratio”).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

Section 1.06.      Amendment and Restatement of the Existing Credit Agreement.  The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.  This Agreement is not intended to and shall not constitute a novation.  All “Loans” made and “Obligations” incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Financing Documents.  Without limiting the foregoing, upon the effectiveness hereof: (a) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s  “Revolving Credit Exposure”  under the Existing Credit Agreement as are necessary in order that each such Lender’s Revolving Credit Exposure and outstanding Loans hereunder reflects such Lender’s Applicable Percentage of the outstanding aggregate Revolving Credit Exposures on the Effective Date (without the necessity of executing and delivering any Assignment and Assumption or the payment of any processing or recordation fee) and (b) the Borrowers hereby agree to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans (including, in the case of the Company, the “Eurodollar Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 2.15 hereof.

Section 1.07.     Interest Rates; LIBOR Notification.  The interest rate on Eurocurrency Loans denominated in LIBOR Quoted Currencies is determined by reference to the LIBO Rate for the applicable LIBOR Quoted Currency, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate.  As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans.  In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.13(c) of this Agreement, such Section 2.13(c) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent will notify the Company, pursuant to Section 2.13, in advance of any proposed change to the reference rate upon which the interest rate on Eurocurrency Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.13(c), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.08.     Leverage Ratios.  Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Indebtedness pursuant to Section 2.20 or Section 6.02(i), (a) there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Indebtedness and (b) to the extent such Indebtedness is revolving Indebtedness, such incurred revolving Indebtedness (or if applicable, the portion (and only such portion) of the increased commitments thereunder) shall be treated as fully drawn.

Article II

The Credits

Section 2.01.     Commitments.  Prior to the Effective Date, certain loans were previously made to the Company under the Existing Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding revolving loans being hereinafter referred to as the “Existing Loans”).  Subject to the terms and conditions set forth in this Agreement, the Company and each of the Lenders agree that on the Effective Date but subject to the reallocation and other transactions described in Section 1.05, the Existing Loans shall be reevidenced as Loans under this Agreement, and the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Agreement.  Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in subject to Sections 2.04 and 2.10(c),  (a) the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Loan Commitment,  (b) the Dollar Amount of the Total Revolving Credit Exposure exceeding the Aggregate Commitment or (c) the Dollar Amount of the total outstanding principal amount of Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit.  Subject to the foregoing and within the foregoing limits, the Borrowers may borrow, repay (or prepay) and reborrow Revolving Loans, on and after the date hereof through the Availability Period, subject to the terms, provisions and limitations set forth herein.

Section 2.02.      Loans and Borrowings.  (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Loan Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Loan Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)         Subject to Sections 2.07(e) and 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower, or the Company on behalf of the applicable Borrower, may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.13,  2.14,  2.15 and 2.16 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)         At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in a minimum amount of $500,000 (or, if such Borrowing is denominated in a Foreign Currency, 500,000 units of such currency) and an aggregate amount that is an integral multiple of $100,000 (or, if such Borrowing is denominated in a Foreign Currency,  100,000 units of such currency); provided that a Eurocurrency Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurocurrency Borrowings outstanding.

(d)         Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.     Requests for Borrowings.  To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) by irrevocable written notice (via a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower) in the case of an ABR Borrowing, not later than 1:00 p.m. (or 10:00 a.m., if financing the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) hereof), New York City time on the same Business Day of the proposed Borrowing.  Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)         the name of the applicable Borrower;

(b)         the aggregate principal amount of the requested Borrowing;

(c)         the date of such Borrowing, which shall be a Business Day;

(d)         whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(e)         in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(f)         the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.     Determination of Dollar Amounts.  The Administrative Agent will determine the Dollar Amount of:

(a)         any Loan denominated in a Foreign Currency, on each of the following: (i) the date of the Borrowing of such Loan and (ii) each date of a conversation or continuation of such Loan pursuant to the terms of this Agreement,

(b)         any Letter of Credit denominated in a Foreign Currency, on each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof, and

(c)         any Credit Event, on any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

Section 2.05.      Letters of Credit.

(a)         General.  Subject to the terms and conditions set forth herein, any Borrower, or the Company on behalf of the applicable Borrower, may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account or for the account of a Restricted Subsidiary, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be governed by the terms and conditions hereof.  Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is a Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of the Issuing Bank applicable to letters of credit generally.

(b)         Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower, or the Company on behalf of the applicable Borrower, shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension but in any event no less than three (3) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof (which shall not be an Unrestricted Subsidiary) and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  In addition, if requested by a particular Issuing Bank as a condition to any such Letter of Credit issuance, the applicable Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by such Issuing Bank and using such Issuing Bank’s standard form (each, a  “Letter of Credit Agreement”).  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension subject to Sections 2.04 and 2.10(c),  (i) the Dollar Amount of the LC Exposure shall not exceed $200,000,000, (ii) unless otherwise agreed by the relevant Issuing Bank, the Dollar Amount of the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been  reimbursed by or on behalf of the applicable Borrower at such time shall not exceed  the lesser of (A) such Issuing Bank’s Letter of Credit Commitment and (B) such Issuing Bank’s Revolving Loan Commitment,  (iii)  the Dollar Amount of the Total Revolving Credit Exposure shall not exceed the Aggregate Commitment, (iv) the Dollar Amount of each Lender’s Revolving Credit Exposure shall not exceed such Lender’s Commitment and (v) the Dollar Amount of the total outstanding principal amount of Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit.  The Company may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Company shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in the immediately preceding clauses (i) through (iii) shall not be satisfied.

(c)         Expiration Date.  Each Letter of Credit shall expire (or be subject to termination by notice from the relevant Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date two years after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, two years after such renewal or extension); provided that a Letter of Credit may provide that its expiration date shall be automatically extended (but not beyond the date specified in clause (ii) below) to a date not more than one year (or, in the case of a Letter of Credit related to New York fare collection tender, eighteen months)  after the then outstanding expiration date unless, at least a specified number of days prior to such then existing expiration date, the relevant Issuing Bank shall have given the beneficiary thereof notice, in a form that may be specified in such Letter of Credit, that such expiration date shall not be so extended, and (ii) the date that is five days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor (or, in the case of a Letter of Credit related to New York fare collection tender, an eighteen-month) may contain customary automatic renewal provisions agreed upon by the relevant Borrower and the relevant Issuing Bank that provide for the renewal thereof for additional one-year (or, in the case of a Letter of Credit related to New York fare collection tender, eighteen-month)  periods, as applicable (which shall in no event extend beyond the date referenced in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.

(d)         Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or the Lenders, the relevant Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the relevant Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the relevant Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the relevant Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)         Reimbursement.  If the relevant Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the relevant Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to the relevant Borrower, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement; provided that any such election may be overridden and superseded by any election by any Borrower pursuant to the last sentence of this Section 2.05(f))  not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the relevant Borrower shall have received notice of such LC Disbursement prior to 1:00 p.m., New York City time, on such date, or, if such notice has not been received by the relevant

Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the relevant Borrower receives such notice, if such notice is received prior to 1:00 p.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the relevant Borrower receives such notice, if such notice is not received prior to such time on the date of receipt;  provided that, if such LC Disbursement is not less than the Dollar Amount of $100,000, the relevant Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with (i) to the extent such LC Disbursement was made in Dollars, an ABR Borrowing or Eurocurrency Borrowing in Dollars in an amount equal to such LC Disbursement or (ii) to the extent that such LC Disbursement was made in a Foreign Currency, a Eurocurrency Borrowing in such Foreign Currency in an amount equal to such LC Disbursement and, in each case, to the extent so financed, the relevant Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Eurocurrency Borrowing, as applicable. If the relevant Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the relevant Borrower in respect thereof and the Dollar Amount of such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay in Dollars to the Administrative Agent the Dollar Amount of its Applicable Percentage of the payment then due from the relevant Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the relevant Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the relevant Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the relevant Borrower of its obligation to reimburse such LC Disbursement.  If any Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar Tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Dollar Amount thereof calculated on the date such LC Disbursement is made.

(f)         Obligations Absolute.  Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall, to the fullest extent permitted under applicable law, be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect (other than under circumstances which constitute gross negligence or willful misconduct on the part of the relevant Issuing Bank as finally determined by a court of competent jurisdiction), (iii) any payment by the relevant Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit (other than under circumstances which constitute gross negligence or willful misconduct on the part of the relevant Issuing Bank as finally determined by a court of competent jurisdiction), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to any Borrower or any Subsidiary of any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower (on its own behalf and on behalf of each such Subsidiary), to the extent permitted by applicable law) suffered by any Borrower or any Subsidiary of any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)         Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The relevant Issuing Bank shall promptly notify the Administrative Agent and the relevant Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)         Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Loans) and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if any Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)          Replacement and Resignation of Issuing Bank.  (i) Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement until such Letters of Credit are no longer outstanding, but shall not be required to issue additional Letters of Credit.

(ii)         Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, the resigning Issuing Bank shall be replaced in accordance with Section 2.05(i)(i) above.

(j)          Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated in accordance with Article VII, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Borrowers are not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII.  For the purposes of this paragraph, the Dollar Amount of the Foreign Currency LC Exposure shall be calculated on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.10(c).  Such deposit shall be held by the Administrative Agent as collateral for LC Exposure.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure  representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations.  If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.

(k)         LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(l)          Issuing Bank Agreements.  Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative

Agent (i) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount and currency of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), (ii) on each Business Day on which such Issuing Bank pays any amount in respect of one or more drawings under Letters of Credit, the date of such payment(s) and the amount and currency of such payment(s), (iii) on any Business Day on which the any Borrower fails to reimburse any amount required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(m)        Letters of Credit Issued for Account of Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary (including any Subsidiary Borrower), or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the relevant Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Company (i) shall reimburse, indemnify and compensate the relevant Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Company and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  The Company hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.06.      Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency.  Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of such Borrower maintained at MUFG Union Bank, N.A. or such other deposit-taking financial institution as the Company may designate to the Administrative Agent upon not less than three Business Days’ prior notice;  provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b)         Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 2:00 p.m., New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such Borrower shall be relieved of its obligation to pay the corresponding amount to the Administrative Agent and such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07.     Interest Elections.  (a) Any Borrowing on the Effective Date shall be at the Alternate Base Rate (unless the applicable Borrower shall have executed and delivered a funding indemnity letter to, and in form and substance reasonably acceptable to, the Administrative Agent) and thereafter shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  The applicable Borrower, or the Company on behalf of the applicable Borrower, may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  A Borrower, or the Company on behalf of any Borrower, may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)         To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election (by irrevocable written notice via an Interest Election Request signed by such Borrower, or the Company on its behalf) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.

(c)         Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)       whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)        if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)         Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)         If the applicable Borrower and/or the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency in respect of which the applicable Borrower and/or the Company shall have failed to deliver an Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election, prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.10.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

Section 2.08.     Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Revolving Loan Commitments shall terminate on the Maturity Date.

(b)         The Company may at any time terminate, or from time to time reduce, the Revolving Loan Commitments; provided that (i) each reduction of the Revolving Loan Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $500,000 and (ii) the Company shall not terminate or reduce the Revolving Loan Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Dollar Amount of the Total Revolving Credit Exposure would exceed the Aggregate Commitment.

(c)         The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Loan Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Loan Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Loan Commitments shall be permanent.  Each reduction of the Revolving Loan Commitments shall be made ratably among the Lenders with Revolving Loan Commitments in accordance with their respective Revolving Loan Commitments.

Section 2.09.     Repayment of Loans; Evidence of Debt.  (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made to such Borrower on the Maturity Date, in the currency of such Loan.

(b)         Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)         The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)         The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)         Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note.  In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit C. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 2.10.     Prepayment of Loans.  (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, (i) in integral multiples of $100,000 and not less than $500,000 or (ii) if any Borrower is repaying the aggregate outstanding amount of a Borrowing, an amount equal to the aggregate outstanding amount of such Borrowing, in each case, subject to prior notice in accordance with paragraph (b) of this Section.

(b)         The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given under the circumstances in which a conditional notice of termination of the Revolving Loan Commitments is permitted as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 (except that the foregoing shall not be applicable to a prepayment in full of the aggregate principal amount of a Borrowing then outstanding).  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.12 and (ii) break funding payments to the extent required pursuant to Section 2.15.

(c)         If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the aggregate principal Dollar Amount of the Total Revolving Credit Exposure exceeds the Aggregate Commitment or (B)  the Foreign Currency Exposure exceeds the Foreign Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, as determined on each Foreign Currency Fluctuation Test Date (A) the aggregate principal Dollar Amount of the Total Revolving Credit Exposure exceeds 105% of the Aggregate Commitment or (B) the Foreign Currency Exposure exceeds 105% of the Foreign Currency Sublimit, the Company shall, or shall cause another Borrower to, in each case, immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.05, as applicable, in an aggregate principal amount sufficient to cause (x) the aggregate Dollar Amount of the Total Revolving Credit Exposure to be less than or equal to the Aggregate Commitment and (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit, as applicable.

Section 2.11.     Fees.  (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Revolving Credit Commitment Fee”), which shall accrue at the Applicable Rate applicable to the Revolving Credit Commitment Fee on the daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Loan Commitment terminates, whether or not prior to such time all the conditions in Section 4.02 are met.  Revolving Credit Commitment Fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the tenth (10th) day following each such last day (provided that if the Administrative Agent shall not have delivered an invoice for such fees by the fifth day following each such last day, such fees shall be payable within five days after the Administrative Agent shall have delivered such invoice to the Company) and on the date on which the Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof.  All Revolving Credit Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)         Subject to Section 2.19, the Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participation in outstanding Letters of Credit, which shall accrue for each day during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Loan Commitment terminates and the date on which such Lender ceases to have any LC Exposure, at the Applicable Rate (or solely with respect to standby Letters of Credit issued to secure the Company’s or any of its’ Subsidiaries performance obligations under contracts entered into by the Company or its’ Subsidiaries in the ordinary course of business, fifty percent of such Applicable Rate) with respect to interest on Eurocurrency Loans for such day on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) and (ii) to the relevant Issuing Bank a fronting fee, which shall accrue at a rate per annum separately agreed upon by such Issuing Bank and the Company on the average daily Dollar Amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Loan Commitments and the date on which there ceases to be any LC Exposure attributable to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the tenth (10th) day following such last day, commencing on the first such date to occur after the Effective Date; provided that if the Administrative Agent or any Issuing Bank shall not have delivered an invoice for such fees by not later than the fifth day following such last day, such fees shall be payable within five days after the Administrative Agent or such Issuing Bank shall have delivered such invoice to the Borrower; provided further that all such fees shall be payable on the date on which the Revolving Loan Commitments terminate and any such fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in Dollars in the Dollar Amount thereof or in the Agreed Currency mutually agreed to by the Company and the applicable Issuing Bank.

(c)         The Company agrees to pay to the Administrative Agent, for its own account, fees in the amounts set forth in the Fee Letter and any other fees in the amounts and at the times separately agreed upon in writing between the Company and the Administrative Agent.

(d)         All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.11) immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Absent any error in the calculation thereof, fees paid shall not be refundable under any circumstances.

Section 2.12.      Interest.  (a) The Loans comprising each ABR Borrowing shall bear interest for each day on which any principal of such Loans remains outstanding at the Alternate Base Rate for such day plus the Applicable Rate for ABR Loans for such day.

(b)         The Loans comprising each Eurocurrency Borrowing shall bear interest for each day during each Interest Period applicable thereto at the Adjusted LIBO Rate for such Interest Period plus the Applicable Rate for Eurocurrency Loans for such day.

(c)         Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)         Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, on the Maturity Date and, upon termination of the Revolving Loan Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurocurrency Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurocurrency Loan shall be payable on the effective date of such conversion.

(e)         All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall, in each case, be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling or Australian Dollars shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or AUD Rate shall be determined by the Administrative Agent in accordance with the definitions of such terms, and such determination shall be conclusive absent manifest error.

(f)         Interest in respect of Loans denominated in Dollars shall be paid in Dollars, and interest in respect of Loans denominated in a Foreign Currency shall be paid in such Foreign Currency.

Section 2.13.      Alternate Rate of Interest.

(a)         If at the time that the Administrative Agent shall seek to determine the applicable Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing, such applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the LIBO Interpolated Rate (or the AUD Interpolated Rate, as applicable) (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the LIBO Rate (or the AUD Rate, as applicable) for such Interest Period for such Eurocurrency Borrowing; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement;  provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate (or the AUD Rate, as applicable) for such Eurocurrency Borrowing, (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate and (ii) if such Borrowing shall be requested in any Foreign Currency, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its reasonable discretion after consultation with the Company and consented to in writing by the Required Lenders (any such rate, an “Alternative Rate”); provided, however, that (i) until such time as the applicable Alternative Rate shall be determined for the applicable Foreign Currency and so consented to by the Required Lenders, Borrowings shall not be available in such Foreign Currency and (ii) if the Alternative Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  It is hereby understood and agreed that, notwithstanding anything to the contrary set forth in this Section 2.13(a), if at any time the conditions set forth in Section 2.13(c)(i) or (ii) are in effect, the provisions of this Section 2.13(a) shall no longer be applicable for any purpose of determining any alternative rate of interest under this Agreement and Section 2.13(c) shall instead be applicable for all purposes of determining any alternative rate of interest under this Agreement.

(b)         If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)          the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the AUD Rate, as applicable (including because the applicable Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period; or

(ii)         the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate or the AUD Rate, as applicable, for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable currency and such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests a Eurocurrency Borrowing in a Foreign Currency, then the LIBO Rate (or the AUD Rate, as applicable) for such Eurocurrency Borrowing shall be the applicable Alternative Rate;

provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(c)         Notwithstanding the foregoing, if at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.13(b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.13(b)(i) have not arisen but any of (w) the supervisor for the administrator of the applicable Screen Rate has made a public statement that the administrator of the applicable Screen Rate is insolvent (and there is no successor administrator that will continue publication of the applicable Screen Rate), (x) the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which such Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of such Screen Rate), (y) the supervisor for the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which such Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the applicable Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the LIBO Rate (or the AUD Rate, as applicable) that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement (other than the Company) so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this Section 2.13(c) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.13(c), only to the extent the applicable Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (y) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (z) if any Borrowing Request requests a Eurocurrency Borrowing in a Foreign Currency, then such request shall be ineffective.

Section 2.14.      Increased Costs.  (a)  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)         impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)       subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and

(C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then upon the request of such Lender, such Issuing Bank or such other Recipient, the applicable Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)         If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements affecting such Lender or Issuing Bank has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)         A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay, or cause the other Borrowers to pay, such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)         Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15.     Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, upon demand of any Lender, the Borrowers shall compensate such Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of such Agreed Currency in a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.16.     Taxes.  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Financing Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)         Payment of Other Taxes by the Borrowers.  The applicable Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)         Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)         Indemnification by the Loan Parties.  The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)         Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a  Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)         Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. For the avoidance of doubt, this Section 2.16(f) shall not apply to UK Treaty Lenders (to which the provisions of Section 2.16(j)(vi) shall apply).

(ii)         Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:

(A)       any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document,  an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)        an executed copy of IRS Form W-8ECI;

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)        to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Financing Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold, if any, from such payment.

Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g)         Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)         Survival.  Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Financing Document.

(i)          Defined Terms.  For purposes of this Section 2.16, the term “Lender” includes each Issuing Bank and the term “applicable law” includes FATCA.

(j)          United Kingdom Withholding Matters.

(i)          If a UK Tax Deduction is required by law to be made by any Loan Party, the amount of the payment due from that Loan Party shall be increased to an amount which (after making any UK Tax Deduction) leaves an amount equal to the payment which would have been due if no UK Tax Deduction had been required.

(ii)         The Company shall promptly upon becoming aware that a Loan Party must make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction) notify the Administrative Agent accordingly.  Similarly, a Lender or Issuing Bank shall promptly notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank.  If the Administrative Agent receives such notification from a Lender or Issuing Bank it shall promptly notify the Company. For the avoidance of doubt, any failure by a Lender or Issuing Bank to comply with this Section 2.16(j)(ii) shall not limit or otherwise affect any of such Lender’s or Issuing Bank’s rights under any Financing Document or any obligation of a Loan Party under any Financing Document.

(iii)       In the case of a Lender advancing a Loan to a UK Borrower, a payment by a UK Borrower shall not be increased pursuant to Section 2.16(a) or Section 2.16(j)(i) by reason of a UK Tax Deduction on interest if on the date on which the payment falls due (A) the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty, or any published practice or published concession of any relevant taxing authority or (B) the relevant Lender is a UK Treaty Lender and the UK Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 2.16(j)(vi) or Section 2.16(j)(vii), as applicable, or (C) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of “UK Qualifying Lender” and (x) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA 2007 which relates to the payment and that Lender has received from the Borrower making the payment a certified copy of that Direction and (y) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made, or (D) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of “UK Qualifying Lender” and (x) the relevant Lender has not given a UK Tax Confirmation to the relevant UK Borrower or the Company and (y) the payment could have been made to the relevant Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the relevant UK Borrower or the Company, on the basis that the UK Tax Confirmation would have enabled the UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA 2007.

(iv)        Within thirty days of making either a UK Tax Deduction or any payment required in connection with that UK Tax Deduction the Loan Party making that UK Tax Deduction shall deliver to the Administrative Agent for the Credit Party entitled to the payment a statement under section 975 of the UK ITA 2007 or other evidence reasonably satisfactory to such Credit Party that the UK Tax Deduction has been made or (as applicable) any appropriate payment paid to HM Revenue & Customs.

(v)         If a Loan Party is required to make a UK Tax Deduction, that Loan Party shall make that UK Tax Deduction and any payment required in connection with that UK Tax Deduction within the time allowed and the minimum amount required by law.

(vi)        In the case of a Lender advancing a Loan to a UK Borrower:

(A)       Subject to (B) below, each UK Treaty Lender and each Loan Party which makes a payment to which that UK Treaty Lender is entitled shall cooperate in completing any procedural formalities necessary for such Loan Party to obtain authorization to make such payment without a UK Tax Deduction.

(B)       (1) A UK Treaty Lender which becomes a party to this Agreement (a “Party”) on the day on which this Agreement (or any amendment hereto) is entered into that (x) holds a passport under the HM Revenue & Customs DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence on its signature page to this Agreement (or any amendment hereto) or otherwise in writing to the Company; and

(2)         a Lender which becomes a Lender hereunder after the day on which this Agreement (or any amendment hereto) is entered into that (x) holds a passport under the HM Revenue & Customs DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption, Increasing Lender Supplement or Augmenting Lender Supplement, as the case may be, or otherwise in writing to the Company;

and having done so, that Lender shall not be under any obligation pursuant to paragraph (A) above.

(C)       Upon satisfying either paragraph (A), (B)(1) or (B)(2) above, such Lender shall have satisfied its obligations under Section 2.16(f)(i) (in respect of a UK Tax Deduction).

(vii)       If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.16(j)(vi)(B) above, the UK Borrower(s) making payments to that UK Treaty Lender shall make a UK Borrower DTTP filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if a UK Borrower making a payment to that UK Treaty Lender has made a UK Borrower DTTP Filing in respect of that UK Treaty Lender but:

(A)       such UK Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)       HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a UK Tax Deduction within 60 days of the date of such UK Borrower DTTP Filing;

and in each case, such UK Borrower has notified that UK Treaty Lender in writing of either (A) or (B) above, then such UK Treaty Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.

(viii)     If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 2.16(j)(vi)(B) above, no Loan Party shall make a UK Borrower DTTP Filing or file any other form relating to the HM Revenue & Customs DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(ix)        Each Lender which becomes a Party after the date of this Agreement (a “New Lender”) shall indicate in the relevant Assignment and Assumption, Increasing Lender Supplement or Augmenting Lender Supplement (as applicable) which it executes on becoming a Party, and for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls in: (i) not a UK Qualifying Lender; (ii) a UK Qualifying Lender (other than a UK Treaty Lender); or (iii) a UK Treaty Lender, and if the New Lender fails to indicate its status in accordance with this Section 2.16(j)(ix) then such New Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender  until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the relevant UK Borrower).  For the avoidance of doubt, an Assignment and Assumption, Increasing Lender Supplement or

Augmenting Lender Supplement shall not be invalidated by any failure of a Lender to comply with this Section 2.16(j)(ix).

(x)         Each UK Borrower shall pay and, within three (3) Business Days of demand, indemnify each Credit Party against any cost, loss or liability that Credit Party incurs in relation to all United Kingdom stamp duty, registration and other similar Taxes payable in respect of any Financing Document.

(k)         VAT.

(i)          All amounts set out or expressed in a Financing Document to be payable by any Party to any Credit Party which (in whole or in part) constitute the consideration for any supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 2.16(k)(ii) below, if VAT is or becomes chargeable on any supply made by any Credit Party to any Party under a Financing Document and such Credit Party is required to account to the relevant tax authority for the VAT, that Party shall pay to such Credit Party, as applicable, (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Credit Party, as applicable, shall promptly provide an appropriate VAT invoice to such Party).

(ii)         If VAT is or becomes chargeable on any supply made by any Credit Party (the “Supplier”) to any other Credit Party (the “VAT Recipient”) under a Financing Document, and any Party other than the VAT Recipient (the “Subject Party”) is required by the terms of any Financing Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the VAT Recipient in respect of that consideration):

(A)       where the Supplier is the Person required to account to the relevant tax authority for the VAT, the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The VAT Recipient will, where this Section 2.16(k)(ii)(A) applies, promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the VAT Recipient from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)       where the VAT Recipient is the Person required to account to the relevant tax authority for the VAT, the Subject Party shall promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)       Where a Financing Document requires any Party to reimburse or indemnify a Credit Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Credit Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Credit Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)        Any reference in this Section 2.16(k) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the Person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v)         In relation to any supply made by a Credit Party to any Party under a Financing Document, if reasonably requested by such Credit Party, that Party must promptly provide details of its VAT registration and such other information as is reasonably requested in connection with such Credit Party’s VAT reporting requirements in relation to such supply.

(l)          Certain FATCA Matters.  For purposes of determining withholding Taxes imposed under FATCA, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement and the Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 2.17.      Payments Generally; Pro Rata Treatment; Sharing of Set‑offs.

(a)         Each Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14,  2.15 or 2.16, or otherwise) prior to (i) in the case of payments denominated in Dollars, 1:00 p.m., New York City time and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  The Administrative Agent may charge, when due and payable, the applicable Borrower’s account with the Administrative Agent for all interest, principal and Revolving Credit Commitment Fees or other fees owing to the Administrative Agent or the Lenders on or with respect to this Agreement and/or Loans and other Financing Documents.  All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14,  2.15,  2.16 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension; provided that, in the case of any prepayment of principal of or interest on any Eurocurrency Loan, if such next succeeding Business Day would fall in the next calendar month, the date for payment shall instead be the next preceding Business Day;  provided further, that if any payment due date is moved, either to the next succeeding Business Day or the next preceding Business Day pursuant to the terms of this sentence, no Loan Party shall be obligated to make any payments pursuant to Section 2.15 as a result of thereof.  All payments hereunder shall be made in Dollars. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b)         If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)         If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans in participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set‑off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)         Unless the Administrative Agent shall have received notice from the relevant Borrower, or the Company on behalf of such Borrower, prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the relevant Issuing Bank pursuant to the terms of this Agreement or any other Financing Document (including any date that is fixed for prepayment by notice from the applicable Borrower to the Administrative Agent pursuant to Section 2.10(c)), that such Borrower will not make such payment or prepayment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(e)         If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e),  Section 2.06(b),  Section 2.17(d) or Section 9.03, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Banks to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.18.      Mitigation Obligations; Replacement of Lenders.

(a)         If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 (other than amounts in respect of VAT), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)         If (i) any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16,  (ii) any Lender becomes a Defaulting Lender, or (iii) any Lender shall fail to approve any amendment, waiver or modification to this Agreement or any other Financing Document that requires the approval of each Lender or each affected Lender and such amendment, waiver or modification shall have been approved by Lenders constituting Required Lenders, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.14 or 2.16) and obligations under this Agreement and the other Financing Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any such assignment resulting from a Lender failing to approve any amendment, waiver or modification to this Agreement or any other Financing Document, each applicable assignee shall have agreed to approve such amendment, waiver or modification.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic

Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.19.      Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)         fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)         any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, to cash collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.19(d);  fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Financing Document;  seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Financing Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)         the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02), except as otherwise provided in the last sentence of Section 9.02(b);

(d)         if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)         all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) that the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii)       if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent cash collateralize for the benefit of each Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii)      if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)       if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’  Applicable Percentages;  and

(v)        if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the relevant Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Bank until and to the extent that such LC Exposure is cash collateralized and/or reallocated; and

(e)         so long as such Lender is a Defaulting Lender, the relevant Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.19(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the relevant Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.20.      Expansion Option.  The Company may from time to time elect to increase the Commitments (each a “Revolver Increase”) or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of such Revolver Increases and all such Incremental Term Loans does not exceed $300,000,000.  The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”;  provided that no Ineligible Institution may be an Augmenting Lender), which agree to increase their existing Commitments, or to participate in such Incremental Term Loans, or provide new Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Company and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit H hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit I hereto.  No consent of any Lender (other than the Lenders participating in the Revolver Increase or any Incremental Term Loan) shall be required for any Revolver Increase or Incremental Term Loan pursuant to this Section 2.20.  Revolver Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no Revolver Increase or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such Revolver Increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Increasing Lenders or Augmenting Lenders providing such Revolver Increase or Incremental Term Loans, as applicable (provided, that, in no event shall the Increasing Lenders or Augmenting Lenders be permitted to waive the condition set forth in paragraph (b) of Section 4.02 as it relates to the existence of an Event of Default arising under clause (a), (b), (g) or (h) of Article VII), and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Company shall be in compliance (on a pro forma basis) with the covenants contained in Section 6.01 which are applicable at such time and (ii) the Administrative Agent shall have received (x) documents and opinions consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such Revolver Increase or Incremental Term Loan and (y) customary reaffirmations from the Loan Parties with respect to their continuing obligations under the Financing Documents to which they are party.  On the effective date of any Revolver Increase, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to any such Revolver Increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of all such outstanding Revolving Loans, and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving

Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods.  The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans.  Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Financing Documents, executed by the Borrowers, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent.  The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Financing Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20.  Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time.

Section 2.21.      Designation of Subsidiary Borrowers.  (a) On the Effective Date, and subject to the satisfaction of the conditions set forth in Section 4.01, each Initial Subsidiary Borrower shall become  a Subsidiary Borrower party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to any such Subsidiary in accordance with the terms and conditions of this Section 2.21, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and a party to this Agreement or any other Financing Document.  After the Effective Date, the Company may at any time and from time to time designate any Eligible Subsidiary as a Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement and the other Financing Documents be a Subsidiary Borrower and a party to this Agreement.  Each Subsidiary Borrower shall remain a Subsidiary Borrower until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and a party to this Agreement.  Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder; provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Subsidiary Borrower to make further Borrowings under this Agreement.  As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.  Each Subsidiary of the Company that is or becomes a Subsidiary Borrower pursuant to this Section 2.21 hereby irrevocably appoints the Company as its non-exclusive agent for all purposes relevant to this Agreement and each of the other Financing Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto (other than any Borrowing Request, Interest Election Request, request for the issuance, amendment, renewal or extension of a Letter of Credit or prepayment notice), and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Subsidiary Borrower hereunder, but such appointment does not limit the right of each Subsidiary Borrower to take these actions directly for its own account; provided that in the event that the Administrative Agent shall receive conflicting instructions from the Company and a Subsidiary Borrower, the Administrative Agent shall follow the instruction of the Company.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein; provided that any such appointment by a Subsidiary Borrower and any actions taken by the Company in such capacity shall be subject in all respects to Section 2.21(b). Subject to Section 2.21(b), any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Subsidiary Borrower.

(b)  Notwithstanding anything set forth herein or in any other Financing Document to the contrary, (i) other than as expressly set forth in Article X solely with respect to the Company, the parties hereto agree that the Obligations of the Borrowers are several in nature (and not the joint obligations of the Borrowers), including any obligations of Borrowers hereunder to make payments of principal and interest regarding the Loans, and (ii) the parties agree that the Foreign Subsidiary Borrowers are not obligated to pay or otherwise liable for, and do not guaranty, collaterally support or otherwise have any responsibility (in any such case, either directly or indirectly, whether as a primary obligor, guarantor, indemnitor or otherwise) with respect to, any Obligations or Specified Ancillary Obligations of the Company, any Subsidiary Guarantor or any other Subsidiary Borrower.

Article III

Representations and Warranties

The Company represents and warrants to the Lenders that:

Section 3.01.     Existence and Power.  Each of the Company and its Restricted Subsidiaries is a corporation organized, validly existing and in good standing (or, if such jurisdiction does not provide for good standing status, the equivalent status provided for in such jurisdiction) under the laws of its jurisdiction, and has all necessary powers required to carry on its business as now conducted and, except where the failure to do so could not be reasonably expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (or, if such jurisdiction does not provide for good standing status, the equivalent status provided for in such jurisdiction) in, every jurisdiction where such qualification is required.

Section 3.02.     Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by any Borrower of the Financing Documents to which it is a party (a) are within its corporate powers, have been duly authorized by all necessary corporate action, (b) require no action by or in respect of, or filing with, any Governmental Authority and (c) do not contravene, or constitute a default under, (i) any provision of material applicable law or material regulation or (ii) of its charter or bylaws or (iii) of any material agreement, judgment, injunction, order, decree or other material instrument binding upon each or (d) result in the creation or imposition of any Lien on any material asset of the Company or any of its Restricted Subsidiaries, except (in the case of each of clauses (b) and (c)(iii) above) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.03.      Binding Effect.  This Agreement and the other Financing Documents to which it is a party constitute valid and binding agreements of each Borrower, in each case enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.04.      Financial Condition; No Material Adverse Change.

(a)         The Company has heretofore furnished to the Administrative Agent financial statements of the Company (i) for the fiscal years ended September 30, 2017 and September 30, 2018 audited by Ernst & Young LLP, independent public accountants and (ii) for the fiscal quarter ended December 31, 2018, which quarterly financial statements were unaudited.  Such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated, and such financial statements disclose in accordance with GAAP all material liabilities, direct or contingent, of the Company as of the dates thereof.

(b)         Since September 30, 2018,  there has been no material adverse change in the business,  assets, operations or financial condition of the Company and its Restricted Subsidiaries, considered as a whole.

Section 3.05.      Litigation.  Except for the Disclosed Matters, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Restricted Subsidiaries before any arbitrator or any Governmental Authority, that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) which would in any material respect draw into question the enforceability of any of the Financing Documents.

Section 3.06.      Compliance with ERISA.  Each of the Company and its Restricted Subsidiaries and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, and has not incurred any liability under Title IV of ERISA (i) to the PBGC other than a liability to the PBGC for premiums under Section 4007 of ERISA or (ii) in respect of a Multiemployer Plan which has not been discharged in full when due.

Section 3.07.      Taxes.  To the extent applicable, each of the Company and its Restricted Subsidiaries has filed all United States Federal income Tax returns and all other material tax returns which are required to be filed by it and has paid all Taxes stated to be due in such returns or pursuant to any assessment received by it, except for Taxes the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.  The charges, accruals and reserves on the books of the Company and its Restricted Subsidiaries in respect of Taxes or other similar governmental charges, additions to Taxes and any penalties and interest thereon are, in the opinion of the Company, adequate.

Section 3.08.      Environmental Compliance.

(a)         Except for Disclosed Matters,

(i)         the Company and its Restricted Subsidiaries have, obtained, or made timely application for, all permits, certificates, licenses, approvals, registrations and other authorizations (collectively “Permits”) which are required under all applicable Environmental Laws and are necessary for their operations and are in compliance with the terms and conditions of all such Permits, except where the failure to obtain such Permits or to comply with their terms would not have, individually or in the aggregate, a Material Adverse Effect;

(ii)       no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to the Company’s knowledge, threatened by any governmental entity or other Person with respect to any (A) alleged violation by the Company or any Restricted Subsidiary of any Environmental Law, (B) alleged failure by the Company or any Restricted Subsidiary to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (C) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials or (D) release of Hazardous Materials, except where such event or events would not have, individually or in the aggregate, a Material Adverse Effect;

(iii)      to the knowledge of the Company, all oral or written notifications of a release of Hazardous Materials required to be filed under any applicable Environmental Law have been filed or are in the process of being filed by or on behalf of the Company or any Restricted Subsidiary;

(iv)       no property now owned or leased by the Company or any Restricted Subsidiary and, to the knowledge of the Company, no such property previously owned or leased or any property to which the Company or any Restricted Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to the Company’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of the Company, other investigations which may lead to claims against the Company or any Restricted Subsidiary for clean‑up costs, remedial work, damage to natural resources or personal injury claims, including, but not limited to, claims under CERCLA, except where such listings or investigations would not have, individually or in the aggregate, a Material Adverse Effect;

(v)        there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by the Company or any Restricted Subsidiary, and no government actions have been taken or, to the knowledge of the Company, are in process which could subject any of such properties or assets to such Liens, except where such event or events would not have, individually or in the aggregate, a Material Adverse Effect.

(b)         For purposes of this Section, the terms “Company” and “Restricted Subsidiary” shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of the Company or any Restricted Subsidiary.

Section 3.09.      Properties.

(a)         Each of the Company and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Liens permitted pursuant to Section 6.03 and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)         To the knowledge of the Company, each of the Company and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Restricted Subsidiaries does not, to the knowledge of the Company, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10.      Compliance with Laws and Agreements.  Each of the Company and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, and each has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11.      Investment Company Status.  Neither any Borrower nor any of the Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.12.      Full Disclosure.  All information (other than forward looking information) furnished by the Company to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any of the Transactions is, taken as whole and in light of the circumstances under which such information is furnished, true and accurate in all material respects on the date as of which such information is furnished, and true and accurate in all material respects on the date as of which such information is stated or certified, in each case as modified or supplemented by other information so furnished.  It is understood that the foregoing is limited to the extent that (i) projections have been made in good faith by the management of the Company and in the view of the Company’s management are reasonable in light of all information known to management as of the Effective Date, and (ii) no representation or warranty is made as to whether the projected results will be realized. As of the Effective Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

Section 3.13.      Solvency.  In each case with respect to the Company and its Restricted Subsidiaries on a consolidated basis: (a) The fair salable value of the business of the Company and its Restricted Subsidiaries is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of the Company and its Restricted Subsidiaries, as they become absolute and mature; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b)         The assets of the Company and its Restricted Subsidiaries do not constitute unreasonably small capital for the Company and its Restricted Subsidiaries to carry out their business as now conducted and as proposed to be conducted including the capital needs of the Company and its Restricted Subsidiaries, taking into account the particular capital requirements of the business conducted by the Company and its Restricted Subsidiaries and projected capital requirements and capital availability thereof.

(c)         Neither the Company nor any of its Restricted Subsidiaries intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Company and any of its Restricted Subsidiaries, and of amounts to be payable on or in respect of debt of the Company and any of its Restricted Subsidiaries).

(d)         Neither the Company nor any of its Restricted Subsidiaries believes that final judgments against them in actions for money damages presently pending will be rendered at a time when, or in an amount such that, they will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered).  The cash flow of the Company and its Restricted Subsidiaries, after taking into account all other anticipated uses of the cash of the Company and its Restricted Subsidiaries (including the payments on or in respect of debt referred to in paragraph (c) of this Section), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

Section 3.14.      Employee Matters.  Except for Disclosed Matters, there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of the Company threatened between the Company and its employees, other than employee grievances arising in the ordinary course of business, none of which could have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.15.     Use of Proceeds.  All proceeds of each Borrowing under the Revolving Loan Commitments shall be used to repay Indebtedness, make Permitted Acquisitions, finance working capital needs or for general corporate purposes.

Section 3.16.     Subsidiaries.  As of the Effective Date, the Company has the Restricted Subsidiaries set forth on Schedule 3.16A and the Unrestricted Subsidiaries set forth on Schedule 3.16B.

Section 3.17.     No Change in Credit Criteria or Collection Policies.  There has been no material change in credit criteria or collection policies concerning accounts receivable of the Company and its Subsidiaries since September 30, 2018.

Section 3.18.     Anti-Corruption Laws and Sanctions.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors and to the knowledge of the Company its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and, in the case of any Foreign Subsidiary Borrower, is not knowingly engaged in any activity that could reasonably be expected to result in such Borrower being designated as a Sanctioned Person.  None of (a) the Company, any Subsidiary, and of their respective directors or officers or to the knowledge of the Company or such Subsidiary employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds thereof or other Transactions will violate any Anti-Corruption Law or applicable Sanctions.

Section 3.19.      EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

Section 3.20.      Plan Assets; Prohibited Transactions.  Assuming the representations and warranties of the Lenders set forth in Section 8.07 are true, none of the Company or any of its Restricted Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 3.21.      Margin Regulations.  No Borrower is engaged and no Borrower will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock.

Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Company only or of the Company and its Restricted Subsidiaries on a consolidated basis) will be Margin Stock.

Section 3.22.     Domiciliation; Centre of Main Interests.  Each UK Loan Party incorporated or organized in an EU jurisdiction represents and warrants to the Lenders that its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is in its jurisdiction of incorporation and other than the Dormant Branches it has no establishment (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.  Each UK Loan Party incorporated in England and Wales represents and warrants to the Lenders that its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is in England and Wales and other than the Dormant Branches it has no establishment (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction. Each of the branches of CTSL in Denmark, Netherlands, Ireland and the United Arab Emirates is a Dormant Branch.

Article IV

Conditions

Section 4.01.      Effective Date.  The obligations of the Lenders to make Loans hereunder and of the Issuing Banks to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)         The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Financing Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit J.

(b)         The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Sheppard Mullin Richter & Hampton LLP, special counsel for the Loan Parties, and (ii) James R. Edwards, General Counsel of the Loan Parties, in each case, covering such matters relating to the Company, the other initial Loan Parties, this Agreement, the other Financing Documents or the Transactions as the Administrative Agent shall reasonably request.  The Company hereby requests such counsels to deliver such opinions.

(c)         The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties,  the Financing Documents or the Transactions (including, without limitation, confirmation that all third party and governmental approvals necessary for the Transactions have been obtained and are in force), all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)         The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)         (i) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Company at least ten (10) days prior to the Effective Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (e) shall be deemed to be satisfied).

(f)         The Administrative Agent shall have received all fees and other amounts due and payable, on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Company hereunder.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02.      Each Credit Event.  The obligation of any Lender to make a Loan on the occasion of any Borrowing (other than a conversion or continuation of any Loan), and the obligation of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction on such date of the following conditions:

(a)         The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that any such representations and warranties that by their express terms are made as of a specific date shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such specific date.

(b)         At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing (other than a conversion or continuation of any Loan)  and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Section 4.03.     Designation of a Subsidiary Borrower.  After the Effective Date, the designation of an additional Subsidiary Borrower pursuant to Section 2.21 is subject to the condition precedent that the Company or such proposed Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a)         Copies, certified by the Secretary or Assistant Secretary (or other appropriate officer, manager or director) of such Subsidiary, of its Board of Directors’ (or other governing body’s) resolutions (and, to the extent necessary, shareholder resolutions) approving the Borrowing Subsidiary Agreement and any other Financing Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization or incorporation, existence and good standing (to the extent generally available in its jurisdiction of organization or incorporation (as applicable)) of such Subsidiary in its jurisdiction of organization or incorporation (as applicable);

(b)         An incumbency certificate, certified by the Secretary or Assistant Secretary (or other appropriate officer, manager or director) of such Subsidiary, which shall identify by name and title and bear the signature of the officers, managers, directors and other Persons of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Financing Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c)         Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization or incorporation (as applicable) and such other customary matters as are reasonably requested with respect to borrowers in financing transactions similar to the Transactions (but, in any case, limited to the types of matters covered in the legal opinions delivered pursuant to Section 4.01, in the case of a jurisdiction of a Borrower in respect of which a legal opinion was delivered pursuant to Section 4.01) and addressed to the Administrative Agent and the Lenders;

(d)         Any promissory notes requested by any Lender pursuant to Section 2.09(e), and any other customary instruments and documents reasonably requested by the Administrative Agent with respect to borrowers in financing transactions similar to the Transactions; and

(e)         any documentation and other information that is reasonably requested by the Administrative Agent or any of the Lenders (acting through the Administrative Agent) in connection with requirements by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Article V

Affirmative Covenants

Until the Facility Termination Date, the Company covenants and agrees with the Lenders that:

Section 5.01.      Financial and Business Information.  The Company shall deliver to the Administrative Agent for distribution to each Lender:

(a)         Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of:

(i)         a consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such quarter, and

(ii)       consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Restricted Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year‑end adjustments; provided that if the Company’s Quarterly Report on Form 10‑Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission (“SEC”) is required to be delivered within a shorter time period, then the Company’s compliance with the requirements of this Section 5.01(a) must be satisfied by complying with such shorter time period (subject always to the Company’s compliance with Sections 5.04 and 5.05);

(b)         Annual Statements – within 120 days after the end of each fiscal year of the Company, copies of,

(i)         a consolidated balance sheet of the Company and its Restricted Subsidiaries, as at the end of such year, and

(ii)       consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Restricted Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an unqualified opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; provided that if the Company’s Annual Report on Form 10‑K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a‑3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC is required to be delivered within a shorter time period, then the Company’s compliance with the requirements of this Section 5.01(b), must be satisfied by complying with such shorter time period (subject to the Company’s compliance with Sections 5.04 and 5.05); provided further that the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that does not include any “going concern” or like qualification or exception;

(c)         SEC and Other Reports – promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Restricted Subsidiary to public securities holders generally, and (ii) each regular or periodic report (other than Form 8K so long as such Form may be accessed on‑line and the Company has notified the Administrative Agent that such form has been filed), each registration statement (without exhibits except as expressly requested by a Lender), and each prospectus and all amendments thereto filed by the Company or any Restricted Subsidiary with the SEC;

(d)         Notice of Default or Event of Default – promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)         ERISA Matters – promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)         with respect to any Plan, any reportable event, as defined in Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)       the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)      any ERISA Event or any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)         Notices from Governmental Authority – promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Restricted Subsidiary from any Federal, state or foreign Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)         Projections – concurrently with the delivery of the financial statements required to be delivered pursuant to Section 5.01(b), a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Company for each quarter of the current fiscal year during which such financial statements are delivered in form reasonably satisfactory to the Administrative Agent;

(h)         Change in Beneficial Ownership Certification – prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification;

(i)          Other Material Developments – prompt written notice of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(j)          Requested Information – with reasonable promptness, (x) such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Restricted Subsidiaries or relating to the ability of the Borrowers to perform their obligations hereunder and under the other Financing Documents as from time to time may be reasonably requested by the Administrative Agent or any Lender and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents and information required to be delivered pursuant to Sections 5.01(b), 5.01(c) or 5.01(f), may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the

Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies and (ii) documents included in materials filed with the SEC shall be deemed to have been delivered to each Credit Party.

Section 5.02.     Officer’s Certificate.  The Company shall deliver to the Administrative Agent for distribution to each Lender, concurrently with the financial statements referred to in Section 5.01(a) and (b), a certificate in the form of Exhibit E of a Senior Financial Officer, which such certificate shall include  a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Restricted Subsidiaries from the beginning of the quarterly or annual period covered by the most recent statements furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

In addition to the foregoing certificate, the Company shall concurrently deliver to the Administrative Agent and each Lender a copy of the compliance certificate delivered to the investors under the Note Purchase Agreement.

Section 5.03.     Inspection.  The Company shall permit the representatives of the Administrative Agent and each Lender:

(a)         No Default – if no Event of Default then exists, at the expense of such Lender or the Administrative Agent and upon reasonable prior notice to the Company, to, up to once per calendar year, visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)         Default –  if an Event of Default then exists, at the expense (all of which such expenses shall be reasonable) of the Company, to visit and inspect any of the offices or properties of the Company or any Restricted Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries), all at such times and as often as may be requested.

Section 5.04.      Reporting Treatment of Unrestricted Subsidiaries.  Notwithstanding anything to the contrary contained in this Agreement, so long as the Unrestricted Subsidiaries continue to constitute, in the aggregate, less than seven percent (7%) of Consolidated Total Capitalization in any fiscal period, the Company shall be permitted to include, for purposes of the financial reporting requirements contained in Sections 5.01(a) and (b), and only for purposes of such Sections (and in no event for purposes of determining compliance with any of the covenants contained in this Article V or Article VI hereof), the financial information of such entities on a consolidated basis.  If at any time the Unrestricted Subsidiaries shall constitute, in the aggregate, seven percent (7%) or more of Consolidated Total Capitalization in any fiscal period, the Company shall, notwithstanding that Section 5.01(a) and (b) permit the Company to comply therewith by delivery of its Quarterly Reports on SEC Form 10‑Q and Annual Reports on SEC Form 10‑K, provide consolidating financial statements setting forth separately the financial information for the Unrestricted Subsidiaries for such period, together with the financial information of such entities on a consolidated basis for purposes of the financial reporting requirements contained in Sections 5.01(a) and (b) and only for purposes of such Sections (and in no event for purposes of determining compliance with any of the covenants contained in this Article V or Article VI hereof).  In no event shall the Company include financial information of the Unrestricted Subsidiaries for purposes of any determination of compliance with any of the covenants contained in this Article V or Article VI hereof.

Section 5.05.     Compliance with Laws and Material Contractual Obligations.  The Company will, and will cause each of its Restricted Subsidiaries to, (i) comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA and all Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case to the extent necessary to ensure that non‑compliance with such laws, ordinances,  governmental rules or regulations or material agreements or failures to obtain or maintain in effect such material agreements, licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Company shall ensure that no UK Borrower shall do anything to change the location of its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) from England and Wales.

Section 5.06.      Insurance.  The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co‑insurance and self‑insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 5.07.     Maintenance of Properties.  The Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.08.      Payment of Taxes and Claims.  The Company will, and will cause each of its Restricted Subsidiaries to, file all Tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other Taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Restricted Subsidiary; provided that neither the Company nor any Restricted Subsidiary need pay any such Tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (b) the nonpayment of all such Taxes and assessments, governmental charges, levies and claims, in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 5.09.      Corporate Existence, Etc.  The Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to Section 6.05, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.10.     Nature of Business.  Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries on the date of this Agreement.

Section 5.11.      Additional Guarantors.  The Company will, and will cause its Subsidiaries to, promptly inform the Administrative Agent of the creation or acquisition of any direct or indirect Subsidiary (subject to the provisions of Section 6.05) and cause direct or indirect Restricted Subsidiaries which are Domestic Subsidiaries which, as of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b), for the period of four consecutive fiscal quarters then ended, collectively, together with the Company, contributed at least 85% of each of Consolidated Total Assets and Consolidated EBITDA (each such Subsidiary, a “Material Subsidiary”) to deliver to the Administrative Agent a joinder to the Subsidiary Guarantee (in the form contemplated thereby) from such direct or indirect Restricted Subsidiaries (which are Domestic Subsidiaries and not already party to such Subsidiary Guarantee,) which are necessary to satisfy such requirements as of such most recently ended fiscal quarter, pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof.  In connection therewith, the Company or any applicable Restricted Subsidiary shall provide such resolutions, certificates and opinions of counsel as shall be reasonably requested by the Administrative Agent.  Notwithstanding the foregoing in no event shall any SPE or any Foreign Subsidiary Borrower be required to be a Guarantor.

Section 5.12.      Use of Proceeds.  The proceeds of the Loans will be used only to repay Indebtedness, make Permitted Acquisitions, finance working capital needs, and for general corporate purposes, of the Company and its Subsidiaries.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose (i) that entails a violation of any of the regulations of the Board, including Regulation T, Regulation U and Regulation X or (ii) that would constitute unlawful financial assistance within the meaning of sections 678 or 679 of the UK Companies Act.  No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and the Company shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.13.      Books and Records. The Company will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities.

Article VI

Negative Covenants

Until the Facility Termination Date, the Company covenants and agrees with the Lenders that:

Section 6.01.      Financial Ratios.

(a)         At all times prior to the Note Purchase Trigger Date:

(i)         The Company will not permit the ratio determined at the end of each fiscal quarter on a rolling four quarter basis of (A) Consolidated EBITDA to (B) Consolidated Cash Interest Expense to be less than 3.00 to 1.00.

(ii)       The Company will not permit the Total Leverage Ratio to be greater than (A) 4.00 to 1.00 at the end of each fiscal quarter ending on or prior to December 31, 2019 and (B) 3.50 to 1.00 at the end of each fiscal quarter ending thereafter.

Notwithstanding the foregoing, the Company shall be permitted, but in no event on more than two (2) occasions after the Effective Date  (in the aggregate and inclusive of any Adjusted Covenant Period effected pursuant to Section 6.01(b)), to allow the Total Leverage Ratio permitted under Section 6.01(a)(ii) for any fiscal quarter ending after December 31, 2019 to be increased to 4.00 to 1.00 for a period of four consecutive fiscal quarters (such period, an “Adjusted Covenant Period”) in connection with a Permitted Acquisition occurring during the first of such four fiscal quarters if the aggregate consideration paid or to be paid in respect of such Permitted Acquisition exceeds $50,000,000 (and in respect of which the Company shall provide notice in writing to the Administrative Agent (for distribution to the Lenders) of such increase and a transaction description of such Permitted Acquisition (regarding the name of the Person or summary description of the assets being acquired and the approximate purchase price)), so long as the Company is in compliance on a pro forma basis with the Total Leverage Ratio of 4.00 to 1.00 on the closing date of such Permitted Acquisition immediately after giving effect (including pro forma effect) to such Permitted Acquisition; provided that it is understood and agreed that (x) the Company may not elect a new Adjusted Covenant Period for at least two (2) fiscal quarters following the end of an Adjusted Covenant Period elected after the Effective Date and (y) with respect to the first fiscal quarter end following an  Adjusted Covenant Period, the Total Leverage Ratio permitted under Section 6.01(a)(ii) shall revert to 3.50 to 1.00 and thereafter until another Adjusted Covenant Period (if any) is elected pursuant to the terms and conditions described above.

(b)         At all times on and after the Note Purchase Trigger Date:

(i)         The Company will not permit the ratio determined at the end of each fiscal quarter on a rolling four quarter basis of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense to be less than 3.00 to 1.00.

(ii)       The Company will not permit the Net Leverage Ratio to be greater than 4.00 to 1.00.

Notwithstanding the foregoing, the Company shall be permitted, but in no event on more than two (2) occasions after the Effective Date  (in the aggregate and inclusive of any Adjusted Covenant Period effected pursuant Section 6.01(a)) to allow the Net Leverage Ratio permitted under Section 6.01(b)(ii) to be increased to 4.75 to 1.00 for an Adjusted Covenant Period in connection with a Permitted Acquisition occurring during the first of such four fiscal quarters if the aggregate consideration paid or to be paid in respect of such Permitted Acquisition exceeds $50,000,000 (and in respect of which the Company shall provide notice in writing to the Administrative Agent (for distribution to the Lenders) of such increase and a transaction description of such Permitted Acquisition (regarding the name of the Person or summary description of the assets being acquired and the approximate purchase price)), so long as the Company is in compliance on a pro forma basis with the Net Leverage Ratio of 4.75 to 1.00 on the closing date of such Permitted Acquisition immediately after giving effect (including pro forma effect) to such Permitted Acquisition; provided that it is understood and agreed that (x) the Company may not elect a new Adjusted Covenant Period for at least two (2) fiscal quarters following the end of an Adjusted Covenant Period elected after the Effective Date and (y) with respect to the first fiscal quarter end following an Adjusted Covenant Period, the Net Leverage Ratio permitted under Section 6.01(b)(ii) shall revert to 4.00 to 1.00 and thereafter until another Adjusted Covenant Period (if any) is elected pursuant to the terms and conditions described above.

Section 6.02.      Limitations on Indebtedness.  The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)         the Obligations;

(b)         Indebtedness existing on the date hereof and set forth in Schedule 6.02 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(c)         Indebtedness of the Company to any Subsidiary and of any Restricted Subsidiary to the Company or any other Subsidiary; provided that Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor to the Company or any other Subsidiary Guarantor shall be subject to the limitations set forth in Section 6.11;

(d)         Guarantees by the Company of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Company or any other Restricted Subsidiary;

(e)         Indebtedness of the Company or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);  provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $20,000,000 at any time outstanding;

(f)         Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof other than as a result of a Division; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) with respect to any individual Restricted Subsidiary shall not exceed $2,500,000 at any time outstanding and with respect to all Restricted Subsidiaries shall not exceed $10,000,000 in the aggregate at any time outstanding;

(g)         Indebtedness of the Company or any Restricted Subsidiary as an account party in respect of trade letters of credit;

(h)         Indebtedness of the Company or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed ten percent (10%) of Consolidated Total Assets (determined by reference to Consolidated Total Assets as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a))); provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (h) that is secured by a Lien on any asset of the Company or any Restricted Subsidiary shall not in the aggregate exceed five percent (5%) of Consolidated Total Assets (as so determined);

(i)          unsecured Indebtedness of the Company so long as (1) both immediately prior to and after giving effect (including pro forma effect) to the incurrence of such Indebtedness, the Company is in compliance with maximum applicable Leverage Ratio permitted under Section 6.01(a) or Section 6.01(b) at such time (including, if applicable, giving effect to the impact of any Adjusted Covenant Period to the extent elected by the Company in accordance with Section 6.01(a) or Section 6.01(b)), (2) such Indebtedness has a final maturity date after the date that is 181 days after the Maturity Date, (3) such Indebtedness shall not require scheduled amortization or other scheduled payments of principal (other than pursuant to customary “change of control” provisions or asset sale offers, (4) such Indebtedness is not guaranteed by any Person other than the Guarantors and (5) the covenants contained in the documents applicable to such Indebtedness are not more onerous or more restrictive (taken as a whole) than the applicable covenants under this Agreement;

(j)          unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, including pension funding obligations with respect to CTSL described on Schedule 3.06;

(k)         Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(l)          indemnification obligations, earnout or similar obligations (contingent or otherwise), or Guarantees, surety bonds or performance bonds securing the performance of the Company or any of its Restricted Subsidiaries, in each case incurred or assumed in connection with a Permitted Acquisition or disposition or other acquisition of assets permitted hereunder;

(m)        Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations;

(n)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or otherwise in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(o)         Indebtedness in respect to judgments or awards under circumstances not giving rise to an Event of Default;

(p)         Indebtedness in respect of obligations that are being contested in accordance with Section 5.08;

(q)         Indebtedness consisting of (i) deferred payments or financing of insurance premiums incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries and (ii) take or pay obligations contained in any supply agreement entered into in the ordinary course of business;

(r)         Indebtedness of Foreign Subsidiaries which are Restricted Subsidiaries (other than Foreign Subsidiary Borrowers), and Guarantees thereof by Foreign Subsidiaries which are Restricted Subsidiaries (other than Foreign Subsidiary Borrowers), in respect of local lines of credit, letters of credit, bank guarantees and similar extensions of credit, in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(s)         Indebtedness representing deferred compensation, severance, pension, workers’ compensation and health and welfare retirement benefits or the equivalent to current and former employees of the Company and its Restricted Subsidiaries incurred in the ordinary course of business or existing on the Effective Date;

(t)          customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business;

(u)         Indebtedness incurred by the Company or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales of goods, services or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or disposition of any business, assets or Person;

(v)         Indebtedness under the Note Purchase Agreement and the “Financing Documents” (as defined in the Note Purchase Agreement), and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof);

(w)        (i) Indebtedness of the Company or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business and (ii) Indebtedness of the Company or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including in respect of intercompany self-insurance arrangements);

(x)         Indebtedness consisting of take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business consistent with past or industry practice;

(y)         Indebtedness incurred in the ordinary course of business in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business consistent with past or industry practice and not in connection with the borrowing of money or any Swap Agreements.

(z)         to the extent constituting Indebtedness, obligations in respect of the Permitted Factoring Program;

(aa)       to the extent constituting Indebtedness, obligations pursuant to the HQ Lease Documents; and

(bb)       obligations in respect of Swaps permitted pursuant to Section 6.15.

For purposes of determining compliance with this Section 6.02 (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 6.02(a) through (bb) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 6.01(a) through (bb), the Company and the Restricted Subsidiaries shall, in their sole discretion, be permitted to classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 at the time of such reclassification and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses.

Section 6.03.      Limitation on Liens.  The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, except:

(a)         Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen; provided that payment thereof is not at the time required by Section 5.08;

(b)         Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(c)         Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

(d)         minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights‑of‑way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(e)         Liens securing Indebtedness of a Restricted Subsidiary to the Company or to another Wholly‑owned Restricted Subsidiary;

(f)         Liens existing on the date hereof as scheduled on Schedule 6.03 annexed hereto;

(g)         Liens on fixed or capital assets acquired, constructed or improved by the Company or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.02(e), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary, other than proceeds of such fixed or capital assets acquired, constructed or improved by the Company or any Restricted Subsidiary;

(h)         Liens on property or assets of a Person existing at the time such Person acquires such property or assets or such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary (and not created or incurred in anticipation of such transaction); provided, that, such Liens are not extended to any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired and the proceeds thereof;

(i)          other Liens not securing indebtedness that are incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Company and its Restricted Subsidiaries taken as a whole or materially impair the operation of the business of the Company and its Restricted Subsidiaries taken as a whole;

(j)          Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of letters of credit and banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(k)         the interests of lessors and sublessors under operating leases and licenses and sublicenses of intellectual property granted in the ordinary course of business;

(l)          Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company and/or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company and/or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company and/or any of its Restricted Subsidiaries in the ordinary course of business, and (ii) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry

(m)        options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Agreement;

(n)         Liens attaching to earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed acquisitions in an amount not to exceed $10,000,000;

(o)         Liens on accounts receivable subject to a Permitted Factoring Program, as well as supporting obligations and proceeds in respect thereof, and other ancillary property and rights related to such accounts receivable;

(p)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; or

(q)         other Liens securing obligations of the Company and its Restricted Subsidiaries other than as described in the foregoing clauses (a) through (p) above, provided that the obligations secured by all such other Liens do not exceed at any time five percent (5%) of Consolidated Total Assets (determined by reference to Consolidated Total Assets as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)))

Without limitation of the foregoing provisions of this Section 6.03, the Company will not permit the Note Purchase Agreement to be secured by a consensual Lien unless the Obligations are simultaneously secured pursuant to terms and provisions, including an intercreditor agreement, reasonably satisfactory to the Administrative Agent.

For purposes of determining compliance with this Section 6.03, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 6.03(a) through (q) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.03(a) through (q), the Company and the Restricted Subsidiaries shall, in their sole discretion, be permitted to classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant at the time of such reclassification and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses.

Section 6.04.     Limitation on Sale and Leasebacks.  The Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby the Company or such Restricted Subsidiary shall in one or more related transactions sell, transfer or otherwise dispose of any property owned by the Company or such Restricted Subsidiary more than 180 days after the later of the date of initial acquisition of such property or completion or occupancy thereof, as the case may be, by the Company or such Restricted Subsidiary, and then rent or lease, as lessee, such property or any part thereof (a “Sale and Leaseback Transaction”); provided that the foregoing restriction shall not apply to any Sale and Leaseback Transaction if immediately after the consummation of such Sale and Leaseback Transaction and after giving effect thereto and the application of the proceeds therefrom, no Default would exist and either:

(a)         the sale of property relating to such Sale and Leaseback Transaction constitutes a sale of such property by a Restricted Subsidiary to the Company or to a Wholly‑owned Restricted Subsidiary or by the Company to a Wholly‑owned Restricted Subsidiary; or

(b)         the aggregate fair market value (as determined in good faith by the board of directors of the Company) of all property of the Company and its Restricted Subsidiaries disposed of in all such Sale and Leaseback Transactions consummated and permitted by this clause (b) does not exceed $50,000,000 in the aggregate following the Effective Date;  provided that, if after giving effect (including giving effect on a pro forma basis) to any such Sale and Leaseback Transaction the Net Leverage Ratio would be greater than 3.00 to 1.00, the sale of such property is for cash consideration which (after deduction of any expenses incurred by the Company or any Restricted Subsidiary in connection with such Sale and Leaseback Transaction) equals or exceeds the fair market value of the property so sold (as determined in good faith by the board of directors of the Company) and the net proceeds from such sale are applied to either (x) the purchase or acquisition (and, in the case of real property, the construction) of fixed assets useful and intended to be used by the Company or a Restricted Subsidiary in the operation of the business of the Company and its Restricted Subsidiaries as described in Section 5.10 hereof (provided that in any such event the Company and its Restricted Subsidiaries shall not then or thereafter cause or permit or agree or consent to cause or permit such tangible assets to be subject to any Lien) or (y) the prepayment with the applicable prepayment premium, if any, on a pro rata basis, of Senior Funded Debt of the Company; provided that if any such Senior Funded Debt so prepaid constitutes Indebtedness outstanding under any revolving credit or similar credit facility, such prepayment shall result in a permanent reduction of the Indebtedness which the Company and its Restricted Subsidiaries may incur thereunder by an amount at least equal to the amount of the prepayment of such Senior Funded Debt; or

(c)         such Sale and Leaseback Transaction is one of the anticipated Sale and Leaseback Transactions in respect of the Company’s locations in Kearny Mesa, California and Orlando, Florida.

Section 6.05.      Mergers, Consolidations and Sales of Assets and Acquisitions.

(a)         Except with respect to a Permitted Acquisition, the Company will not, and will not permit any Restricted Subsidiary to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose (including pursuant to a Division) of all or substantially all of its assets or acquire all or substantially all of the assets, all or a substantial part of, a business, division, brand or product line, or all or substantially all of the stock of any Person,  provided that any Subsidiary may merge or consolidate with or into or dissolve into the Company or any Wholly‑owned Restricted Subsidiary so long as in (1) any merger, consolidation or dissolution involving any Borrower,  such Borrower shall be the surviving or continuing corporation (and in any such transaction involving the Company, the Company shall be the surviving corporation),  (2) any merger, consolidation or dissolution involving a Wholly‑owned Restricted Subsidiary (and not a Borrower), the Wholly‑owned Restricted Subsidiary shall be the surviving or continuing corporation and (3) any merger, consolidation or dissolution involving a Restricted Subsidiary (and not a Borrower or a Wholly-owned Restricted Subsidiary), the Restricted Subsidiary shall be the surviving or continuing corporation, and, provided further, the Company and any Restricted Subsidiary may engage in the transactions contemplated by Section 6.05(b) below.

(b)         The Company will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of assets (except as provided in this Section 6.05); provided that the foregoing restrictions do not apply to:

(i)         the sale, lease, transfer or other disposition of assets (x) of the Company to a Restricted Subsidiary or (y) of a Restricted Subsidiary to the Company or a Wholly‑owned Restricted Subsidiary; provided that the aggregate amount of assets sold, leased, transferred or otherwise disposed by a Domestic Loan Party to a Subsidiary that is not a Domestic  Loan Party shall not exceed $10,000,000;

(ii)       the use or transfer of money or cash equivalents in a manner that is not prohibited by the terms of this Agreement or the other Financing Documents;

(iii)      dispositions of Permitted Investments for other Permitted Investments or other transactions permitted pursuant to this Agreement in the ordinary course of business;

(iv)       the sale of inventory in the ordinary course of business and sales of accounts receivable pursuant to the terms of a Permitted Factoring Program;

(v)        dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(vi)       leases or subleases of real property in the ordinary course of the business of the Company and their Restricted Subsidiaries;

(vii)     cancellations, terminations, or surrender by any the Company or any of its Restricted Subsidiaries of any leasehold interest in the ordinary course of business;

(viii)    dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;

(ix)       the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(x)        (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of the Company or any Restricted Subsidiary to the extent not economically desirable in or is immaterial to the conduct of its business, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), such lapse or abandonment could not reasonably be expected to result in a Material Adverse Effect,

(xi)       transactions expressly permitted pursuant to Sections 6.02, 6.03, 6.04, 6.06, 6.10 and 6.11;

(xii)     the sale, discount or compromise, in each case without recourse, of accounts receivable arising in the ordinary course of business;

(xiii)    any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property

(xiv)     dispositions of assets acquired pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of the Company and its Restricted Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition;

(xv)      dispositions of Equity Interests in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xvi)     to the extent allowable under Section 1031 of the Internal Revenue Code, any disposition of assets other than accounts receivable in exchange for other like property for use in a business of the Company or its Restricted Subsidiaries;

(xvii)   the expiration of any option agreement in respect of real or personal property and (ii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims (including in tort) in the ordinary course of business;

(xviii)  the unwinding, settlement or termination of any Swap Agreement permitted under Section 6.15;

(xix)     sales, transfers or other dispositions of assets acquired required by any Governmental Authority;

(xx)      the liquidation or dissolution or change in form of entity of any Subsidiary (other than a Borrower) if the Company determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Company and is not materially disadvantageous to the Lenders; or

(xxi)     the sale of assets for cash or other property to a Person and the designation of a Restricted Subsidiary as an Unrestricted Subsidiary as contemplated by Section 6.07, if all of the following conditions are met:

A.        such assets (valued at net book value) do not, together with all other assets (valued at book value) of the Company and its Restricted Subsidiaries previously disposed of pursuant to this clause (b)(xxi) during the immediately preceding twelve calendar month period, exceed fifteen percent (15%) of Consolidated Total Assets (determined by reference to Consolidated Total Assets as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)));

B.         in the opinion of the Company’s Board of Directors, the sale is for fair value and is in the best interests of the Company;

C.         immediately after the consummation of the transaction and after giving effect thereto, no Default would exist; and

D.        in the case of any such sale of assets having a net book value in excess of 5% of Consolidated Total Assets (determined by reference to Consolidated Total Assets as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a))), the Company prior to the consummation of such sale, shall have delivered a certificate to the Administrative Agent to the effect that the foregoing conditions of this clause (b)(xxi) shall have been met, including calculations evidencing compliance with clause A above.

Section 6.06.      Transactions with Affiliates.  The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (excluding transactions with any Restricted Subsidiary or the Company, but including transactions with any Unrestricted Subsidiary or any other Affiliate) (an “Applicable Affiliate”) (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Applicable Affiliate), except for (a) management services, operation and maintenance agreements entered into between the Company or a Restricted Subsidiary and one or more SPEs or Unrestricted Subsidiaries on reasonable business terms, (b) other transactions between or among the Company or one or more of its Restricted Subsidiaries and any Applicable Affiliate entered into in the ordinary course of the Company’s or such Restricted Subsidiary’s business consistent with past practices, (c) transactions expressly permitted pursuant to Sections 6.02, 6.04, 6.05, 6.07, 6.10 or 6.11, and (d) other transactions or arrangements entered into in the ordinary course of and pursuant to the reasonable requirements of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm’s-length transaction with a Person other than an Applicable Affiliate.

Section 6.07.      Designation of Subsidiaries.  The Company may designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary and may designate or redesignate any Restricted Subsidiary as an Unrestricted Subsidiary; provided, that (a) any such designation of a Restricted Subsidiary (other than a Restricted Subsidiary that is an SPE) as an Unrestricted Subsidiary shall be subject to the prior written approval of the Required Lenders when a Default has occurred and is continuing (or would arise immediately after giving effect on a pro forma basis to such designation), (b) any such Subsidiary designated as an Unrestricted Subsidiary shall not, directly or indirectly, own any Indebtedness or capital stock (or similar equity interests) of the Company or any Indebtedness of any Restricted Subsidiary, (c) the designation of such Restricted Subsidiary (other than a Restricted Subsidiary that is an SPE) as an Unrestricted Subsidiary shall be deemed to be a sale or other disposition of assets to be consummated within the limitations of Section 6.05(b)(xxi) and, immediately after giving effect to such deemed sale or other disposition, the Company would be in pro-forma compliance with such Section, (d) immediately after giving effect to such designation as an Unrestricted Subsidiary, the Company would be in pro-forma compliance with Section 6.11 and (e) no such designation or redesignation shall be effective unless the Company has delivered to the Administrative Agent written notice thereof together with a certification by a Responsible Officer of the Company that the requirements set forth in this Section 6.07 have been satisfied.  For the avoidance of doubt, (i) upon and following the designation of an Unrestricted Subsidiary as a Restricted Subsidiary and after giving effect thereto, each Restricted Subsidiary so designated shall be subject to the provisions of this Agreement which apply to Restricted Subsidiaries and (ii) no Subsidiary Borrower may be designated as an Unrestricted Subsidiary.

Section 6.08.      Modification of Operating Documents.  The Company will not, and will not permit any of its Restricted Subsidiaries to, modify, amend or alter their operating agreements, certificates or articles of incorporation or other constitutive documents in a manner which could have a Material Adverse Effect or would otherwise be materially disadvantageous to the Lenders.

Section 6.09.      Restrictive Agreements.  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary (other than a Restricted Subsidiary that is an SPE) to pay dividends or other distributions with respect to any shares of its capital stock (or similar equity interests) or to make or repay loans or advances to the Company or any other Restricted Subsidiary or to Guarantee Indebtedness of the Company or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by this Agreement or by the Note Purchase

Agreement, (ii) the foregoing shall not apply to such restrictions or conditions contained in documents evidencing Indebtedness permitted pursuant to Section 6.02 if such restrictions or conditions are customary for such Indebtedness, (iii) the foregoing shall not apply to such restrictions or conditions contained in documents which were in existence as of the Effective Date, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or asset that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets subject to such permitted Lien, (vi) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof,  (vii) the foregoing shall not apply to restrictions on cash or other deposits imposed by customers of the Company or any Restricted Subsidiary under contracts entered into in the ordinary course of business, (viii) the foregoing shall not apply to restrictions under any arrangement with any Governmental Authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, tax holidays or similar benefits or economic interests, (ix) the foregoing shall not apply to, in the case of any joint venture or Restricted Subsidiary that is not a Wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such joint venture or Restricted Subsidiary and to any Equity Interests in such joint venture or Restricted Subsidiary and (x) the foregoing shall not apply to any contractual obligations binding on a Person at the time such Person first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary.

Section 6.10.      Restricted Payments.  The Company will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly (including, without limitation, on a synthetic basis through Swap Agreements), any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests, (b) Subsidiaries of the Company may declare and pay dividends and other Restricted Payments ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with option plans or other benefit plans for management, employees and other eligible services providers of the Company and its Subsidiaries, (d) the Company may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issuance of its Equity Interests, (e) the Company may repurchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities, and (f) the Company may declare and pay cash dividends on its Equity Interests, or make any payment on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests in an unlimited amount so long as the Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (and giving pro forma effect to any such Restricted Payment) is less than or equal to 2.50 to 1.00, (B) if the Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (and giving pro forma effect to any such Restricted Payment) is greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00, in an amount not to exceed, together with all such Restricted Payments made during the current fiscal quarter and the period of three consecutive complete fiscal quarters immediately preceding such current fiscal quarter, ten percent (10%) of Consolidated Tangible Assets (determined by reference to Consolidated Tangible Assets as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a))) and (C) if the Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (and giving pro forma effect to any such Restricted Payment) is greater than 3.00 to 1.00, in an amount not to exceed, together with all such Restricted Payments made during the current fiscal quarter and the period of three consecutive complete fiscal quarters immediately preceding such current fiscal quarter, five percent (5%) of Consolidated Tangible Assets (determined by reference to Consolidated Tangible Assets as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a))), in each case if, at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing.

Section 6.11.      Investments, Loans, Advances, and Guarantees.  The Company will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with, or as a Division Successor pursuant to the Division of, any Person (other than the Company or any Restricted Subsidiary) that was not a Wholly-owned Subsidiary prior to such merger, consolidation or Division) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person (other than the Company or any Restricted Subsidiary) or any assets of any other Person (other than the Company or any Restricted Subsidiary) constituting a business unit (each an “Investment”), except:

(a)         Permitted Investments;

(b)         Permitted Acquisitions;

(c)         Investments by the Company and its Restricted Subsidiaries existing on the date hereof in the capital stock of their respective Subsidiaries;

(d)         Investments, loans, advances or capital contributions made by the Company in or to any Restricted Subsidiary and made by any Restricted Subsidiary in or to the Company or any other Restricted Subsidiary (provided that not more than an aggregate amount of $10,000,000 in investments, loans or advances or capital contributions may be made and remain outstanding, at any time, by Domestic Loan Parties to Subsidiaries which are not Domestic Loan Parties);

(e)         Investments, loans, advances or capital contributions made by the Company or any Restricted Subsidiary in or to any Unrestricted Subsidiary which were made prior to the Effective Date;

(f)         Investments in Local Law Joint Ventures in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(g)         Guarantees constituting Indebtedness permitted by Section 6.02(d);

(h)         Investments in existence on the Effective Date, or with respect to which the Company or any Restricted Subsidiary is contractually obligated as of the Effective Date to make in the future, and in each case as described in Schedule 6.11 and any modification, replacement, renewal or extension thereof to the extent not involving any additional investment;

(i)          Investments in the form of Swap Agreements permitted by Section 6.15;

(j)          Investments comprised of notes payable, stock or other securities issued by account debtors to the Company or any of its Subsidiaries pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business or Investments otherwise received in settlement of obligations owed by any financially troubled account debtors or other debtors in connection with such Person’s reorganization or in bankruptcy, insolvency or similar proceedings or in connection with foreclosure on or transfer of title with respect to any secured Investment;

(k)         extensions of trade credit or the holding of receivables in the ordinary course of business;

(l)          the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of the Company or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Restricted Subsidiary, in each case to the extent the payment therefore is permitted under Section 6.10;

(m)        loans and advances to officers, directors and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $1,000,000 in the aggregate at any time outstanding;

(n)         endorsements for collection or deposit and prepaid expenses made in the ordinary course of business;

(o)         transactions (to the extent constituting Investments) or promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 6.05;

(p)         Investments constituting the creation of new Subsidiaries so long as the Company or such Subsidiary complies with Section 5.11 hereof and any Investment in such new Subsidiary is otherwise permitted under this Section 6.11;

(q)         [***];

(r)         Investments resulting from pledges and deposits permitted as Liens under Sections 6.03;

(s)         Investments of a Subsidiary acquired after the Effective Date or of a Person merged into the Company or merged into or consolidated with a Restricted Subsidiary after the Effective Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 6.11 and Section 6.05 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(t)          Guarantees by the Company or any Restricted Subsidiary of operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(u)         Investments consisting of Restricted Payments permitted under Section 6.10;

(v)         Investments consisting of the licensing or contribution of Intangible Assets pursuant to joint marketing arrangements with other persons in the ordinary course of business; and

(w)        any other Investment made after the Effective Date, including Investments in Unrestricted Subsidiaries (based on the amount of cash or the fair market value of property originally transferred as consideration for such Investment, less the amount of cash or the fair market value of property received as a return on or repayment of such Investment) (i) in an unlimited amount so long as the Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)) (and giving pro forma effect to any such Investment (or, if made or acquired while such Unrestricted Subsidiary was designated a Restricted Subsidiary, then at the time of designation as an Unrestricted Subsidiary and immediately after giving effect thereto)) is less than 2.50 to 1.00, (ii) if the Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)) (and giving pro forma effect to any such Investment (or, if made or acquired while such Unrestricted Subsidiary was designated a Restricted Subsidiary, then at the time of designation as an Unrestricted Subsidiary and immediately after giving effect thereto)) is greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00, in an amount not to exceed ten percent (10%) of Consolidated Tangible Assets (determined by reference to Consolidated Tangible Assets as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)) and (iii) if the Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)) (and giving pro forma effect to any such Investment (or, if made or acquired while such Unrestricted Subsidiary was designated a Restricted Subsidiary, then at the time of designation as an Unrestricted Subsidiary and immediately after giving effect thereto)) is greater than or equal to 3.00 to 1.00, in an amount not to exceed five percent (5%) of Consolidated Tangible Assets (determined by reference to Consolidated Tangible Assets as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a))), in each case if, at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing.

Section 6.12.      Activities of SPEs and Unrestricted Subsidiaries.

(a)         The Company will not, and will not permit any of its Restricted Subsidiaries to, commingle its cash or other assets with the cash or other assets of any Unrestricted Subsidiary that is an SPE.

(b)         The Company will not permit any SPE which is a Restricted Subsidiary to enter into any contract relating to transit fare collection services unless (i) such contract provides that upon the termination thereof by the applicable counterparty, such counterparty shall be required to make payments to such SPE in an amount not less than the aggregate amount of loans and advances made by the Company or any Restricted Subsidiary in such SPE and (ii) the Company or the applicable Restricted Subsidiary has entered into arrangements with such SPE providing that any such payments described in clause (i) above shall be required to be paid by such SPE to the Company or the applicable Restricted Subsidiary.

Section 6.13.      Most Favored Provisions.  If at any time the Note Purchase Agreement, or any agreement or document related to the Note Purchase Agreement, includes (a) any covenant, event of default or similar provision that is not provided for in this Agreement, or (b) any covenant, event of default or similar provision that is more restrictive than the same or similar covenant, event of default or similar provision provided in this Agreement (all such provisions described in clauses (a) or (b) of this Section 6.13 being referred to as the “Most Favored Provisions”), then (i) such Most Favored Provision shall immediately and automatically be incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, and no such provision may thereafter be waived, amended or modified under this Agreement, except pursuant to the provisions of Section 9.02, and (ii) the Company shall promptly, and in any event within five (5) Business Days after entering into any such Most Favored Provision, so advise the Lenders in writing.  Thereafter, upon the request of the Required Lenders, the Borrowers shall enter into an amendment to this Agreement with the Required Lenders evidencing the incorporation of such Most Favored Provision, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation by reference described in clause (i) of the immediately preceding sentence.  In accordance with the foregoing and for the avoidance of doubt, each modification to the Existing Credit Agreement pursuant to this Agreement and which constitutes either (x) a deletion of a covenant, event of default of similar provision which remains in the Note Purchase Agreement or (y) a covenant, event of default or similar provision that is less restrictive than the same or similar provision in the Note Purchase Agreement will not, in each case, take effect or be operative until the Note Purchase Trigger Date.

Section 6.14.      Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents.  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents.  Furthermore, the Company will not, and will not permit any Restricted Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects, in each case, except to the extent permitted pursuant to the subordination agreement entered into by the Administrative Agent in connection with any such Subordinated Indebtedness:

(a)         increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(b)         shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(c)         shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(d)         increases the rate of interest accruing on such Indebtedness;

(e)         provides for the payment of additional fees or increases existing fees;

(f)         amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Company or any Restricted Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Company or such Restricted Subsidiary or which is otherwise materially adverse to the Company, any Restricted Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Company or such Restricted Subsidiary or which requires the Company or such Restricted Subsidiary to comply with more restrictive financial ratios or which requires the

Company to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(g)         amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Company, any Restricted Subsidiary and/or the Lenders or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

Section 6.15.     Swap Agreements.  The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view.

Section 6.16.     Change in Fiscal Year. The Company will not permit its fiscal year to end on a day other than September 30 or change the Company’s method of determining its fiscal quarters.

Section 6.17.      Change in Line of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

Article VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)         any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and solely in the case of any reimbursement obligations such default shall continue for a period of one Business Day;

(b)         any Borrower shall fail to pay any interest on any Loan, the Revolving Credit Commitment Fee or any other fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Financing Document, when and as the same shall become due and payable and such default shall continue for a period of five consecutive days;

(c)         any representation or warranty made or deemed made by any Borrower or any Restricted Subsidiary or Guarantor in the Financing Documents, or in any report, certificate, financial statement or other document furnished pursuant to the Financing Documents, shall prove to have been incorrect in any material respect as of the date when made or deemed made;

(d)         any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 3.15, 5.01(a) through 5.01(d), 5.02, 5.09, 5.12 or in Article VI;

(e)         any Borrower or any Restricted Subsidiary or Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Financing Document, and such failure shall continue unremedied for a period of 30 days after such Borrower receives notice of such default from the Administrative Agent to the Company (which notice shall be given at the request of any Lender);

(f)         the Company or any Restricted Subsidiary or Guarantor (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (other than Indebtedness hereunder), or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or the beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded;

(g)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Restricted Subsidiary or Guarantor (other than a UK Relevant Entity) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Restricted Subsidiary or Guarantor (other than a UK Relevant Entity) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)         the Company or any Restricted Subsidiary or Guarantor (other than a UK Relevant Entity) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Restricted Subsidiary or Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing or a UK Bankruptcy Event occurs with respect to any UK Relevant Entity;

(i)          the Company or any Restricted Subsidiary or Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)          one or more judgments or orders for the payment of money in an aggregate amount in excess of $50,000,000 (not covered by insurance where the carrier has accepted responsibility in writing) shall be rendered against the Company, any Restricted Subsidiary or Guarantor or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of the Company or any Subsidiary to enforce any such judgment;

(k)         an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)          a Change in Control shall occur;

(m)        any material provision of any of the Financing Documents shall for any reason (other than pursuant to the terms thereof) cease to be, or shall be asserted by any Borrower, Guarantor or Subsidiary obligated thereunder not to be, a legal, valid and binding obligation of such Person;

then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any one or more of the following actions, at the same or different times:  (i) terminate the Revolving Loan Commitments (and the Letter of Credit Commitments), and thereupon the Revolving Loan Commitments (and the Letter of Credit Commitments) shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) require that the Company deposit cash collateral in accordance with Section 2.05(j) or (iv) exercise any other rights or remedies available under the Financing Documents or applicable law; and in case of any event with respect to any Borrower described in clause (g) or (h) of this Article, the Revolving Loan Commitments (and the Letter of Credit Commitments) shall automatically terminate and the principal of the Loans then outstanding and the cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder, shall automatically become due and payable, and the obligation of the Company to cash collateralize the LC Exposure as provided in clause (c) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind (except as specifically provided for herein), all of which are hereby waived by the Borrowers.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Financing Documents or at law or equity.

Article VIII

The Administrative Agent

Section 8.01.      Authorization and Action.

(a)         Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Financing Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Financing Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto.  Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Financing Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Financing Documents.

(b)         As to any matters not expressly provided for herein and in the other Financing Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Financing Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Financing Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided,  further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Financing Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)         In performing its functions and duties hereunder and under the other Financing Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)          the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, any Issuing Bank or any other holder of Obligations other than as expressly set forth herein and in the other Financing Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Financing Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii)         nothing in this Agreement or any Financing Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)         The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the

Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)         None of any Co-Syndication Agent, any Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Financing Document and shall incur no liability hereunder or thereunder in such capacity, but all such Persons shall have the benefit of the indemnities provided for hereunder.

(f)         In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.16 and 9.03) allowed in such judicial proceeding; and

(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other holder of Obligations to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Bank or the other holders of Obligations, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Financing Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

(g)         The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Company or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each holder of the Obligations, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Financing Documents, to have agreed to the provisions of this Article VIII.

Section 8.02.      Administrative Agent’s Reliance, Indemnification, Etc.

(a)         Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related

Parties under or in connection with this Agreement or the other Financing Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Financing Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Financing Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)         The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Financing Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Financing Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Financing Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Financing Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any claim, liability, loss, cost or expense suffered by the Company, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or each Issuing Bank or any Dollar Amount thereof.

(c)         Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Company), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or any Issuing Bank and shall not be responsible to any Lender or any Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Financing Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Financing Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Financing Documents for being the maker thereof).

Section 8.03.      Posting of Communications.

(a)         The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)         Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Banks and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Banks and the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)         THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-SYNDICATION AGENT, ANY CO-DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)         Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Financing Documents. Each Lender and each Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or such Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)         Each of the Lenders, the Issuing Banks and the Company agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to,

store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)         Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

Section 8.04.     The Administrative Agent Individually.  With respect to its Commitment, Loans and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or any other Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, an Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Company, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.05.      Successor Administrative Agent.

(a)         The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Company, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall, subject to the consent of the Company as described below, have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In all cases, appointment of a successor Administrative Agent shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld, but which shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Financing Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Financing Documents.

(b)         Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Financing Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Financing Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.06.      Acknowledgements of Lenders and Issuing Banks.

(a)         Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger,  any Co-Syndication Agent, any Co-Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger,  any Co-Syndication Agent, any Co-Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

(b)         Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Financing Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Section 8.07.      Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)         the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)         In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent, or the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Financing Document or any documents related hereto or thereto).

(c)         The Administrative Agent and each Arranger,  each Co-Syndication Agent and each Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Financing Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Financing Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Article IX

Miscellaneous

Section 9.01.      Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)         if to the Company, to it at 9333 Balboa Avenue, San Diego, CA 92123, Attention of Treasurer (email: Rhys.Williams@cubic.com) with a copy for informational purposes only to the General Counsel (email: Jim.Edwards@cubic.com);

(ii)       if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2S, Chicago, Illinois 60603, Attention of Leonida Mischke, Telecopy No. 844-490-5663; jpm.agency.cri@jpmorgan.com) and (B) in the case of Borrowings denominated in Foreign Currencies, to  J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 101 W. Broadway, Suite 840, San Diego, California 92101, Attention of Anna Araya (Telecopy No. 310-975-1353), (C) in the case of a notification of the DQ List, to JPMDQ_Contact@jpmorgan, and (D) in the case all of other notices to the Administrative Agent, to JPMorgan Chase Bank, N.A., 101 W. Broadway, Suite 840, San Diego, California 92101, Attention of Anna Araya (Telecopy No. 310-975-1353);

(iii)      if to JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank, to it at JPMorgan Chase Bank, N.A., 300 South Grand Avenue, 4th floor,  Los Angeles,  California 90071, Attention of LA Trade Services  (la.trade.services@jpmchase.com); and

(iv)       if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)         Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)         Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02.      Waivers; Amendments.  (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Financing Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Financing Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)         Except as provided in Section 2.20 or as provided in 2.13(c),  neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase  the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or Event of Default will not constitute an increase in the Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)),  (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.08(c) or 2.17(b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.19(b) without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date) or (vi) (x) release the Company from its obligations under Article X or (y) release all or substantially all of the Guarantors from their obligations under the Subsidiary Guarantee, in each case, without the written consent of each Lender, except to the extent any such release is permitted by Section 9.16 or Article X as the case may be;  provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be (it being understood that any change to Section 2.19 shall require the consent of the Administrative Agent and the Issuing Banks).  Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)         Notwithstanding the foregoing, this Agreement and any other Financing Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Financing Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d)         Notwithstanding anything to the contrary herein the Administrative Agent may (but shall not be obligated to), with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Financing Documents to cure any ambiguity, omission, mistake, defect or inconsistency, including to clarify any ambiguity or inconsistency resulting from the implementation or effect of Section 6.13 of this Agreement.

Section 9.03.      Expenses; Indemnity; Damage Waiver.

(a)         The Company shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Financing Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Financing Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)         The Company shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Financing Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by the Company or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any

Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)         To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(d)         To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)         All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04.      Successors and Assigns.

(a)         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit),  Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Subject to the conditions set forth in paragraph (b)(i) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)       the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof);  provided, further, that no consent of the Company shall be required for an assignment to a

Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)       the Administrative Agent; and

(C)       the Issuing Banks.

(i)          Assignments shall be subject to the following additional conditions:

(A)       except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)       the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D)       the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Company, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.

(ii)         Subject to acceptance and recording thereof pursuant to paragraph (b)(iii) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iii)       The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv)        Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)         Any Lender may, without the consent of, or notice to, any Borrower, the Administrative Agent, or the Issuing Banks, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16, with respect to any participation, than the Lender from whom it acquired its participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.18(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Financing Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)         Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)         Disqualified Institutions.

(i)          No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in, the definition of

“Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii)         If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)       Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Financing Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Lender does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)        The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v)         The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

Section 9.05.      Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Financing Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Financing Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Financing Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Financing Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Financing Document or any provision hereof or thereof.

Section 9.06.      Counterparts; Integration; Effectiveness; Electronic Execution.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Financing Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

Section 9.07.      Severability.  Any provision of any Financing Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08.      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Borrower against any and all of the Obligations of the Borrowers now or hereafter existing under this Agreement or any other Financing Document to such Lender or the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, such Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Financing Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.  Each Lender and each Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09.      GOVERNING LAW; Jurisdiction; Consent to Service of Process.  (a) THIS AGREEMENT, IN ACCORDANCE WITH SECTION 5‑1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b)         Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Financing Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Financing Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)         Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the  Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Financing Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Financing Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document against any Loan Party or its properties in the courts of any jurisdiction.

(d)         Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Financing Document in any court referred to in paragraph (c) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)         Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Each Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(c) in any federal or New York State court sitting in the Borough of Manhattan in New York City.  The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor).  Said designation and appointment shall be irrevocable by each such Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Subsidiary Borrower hereunder and under the other Financing Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.21.  Each Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(c) in any federal or New York State court sitting in the Borough of Manhattan in New York City by service of process upon the Company as provided in this Section 9.09(e); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company).  Each Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Subsidiary Borrower.  To the extent any Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Financing Documents.  Nothing in this Agreement or any other Financing Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(f)         If, notwithstanding the provisions of this Section 9.09, any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Financing Document, (i) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 9.03, the Company shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

Section 9.10.      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12.      Confidentiality.

(a)         Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, rating agencies, portfolio management servicers, legal counsel and other advisors which have a need to know such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having jurisdiction over any such Administrative Agent, Issuing Bank or Lender, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (vi)) or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, in each such case which Company shall be notified of the name of such assignee or participant and the Administrative Agent and the Company shall be provided with an executed copy of such confidentiality agreement, (vii) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, in each such case which Company shall be provided with an executed copy of such confidentiality agreement, (viii) with the consent of the Company or (ix) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company.  For the purposes of this Section, “Information” means all information received from the Loan Parties and their Subsidiaries relating to the Loan Parties and their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Loan Parties and their Subsidiaries and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the any Loan Party or any Subsidiary of a

Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)         EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)         ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.13.      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 9.14.      USA PATRIOT Act and the Beneficial Ownership Regulation.  Each Lender that is subject to the requirements of the Patriot Act and the requirements of the Beneficial Ownership Regulation hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.

Section 9.15.      Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Financing Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent, any Issuing Bank or any Lender hereunder or under the other Financing Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, such Issuing Bank or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, any Issuing Bank or any Lender from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Issuing Bank or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, any Issuing Bank or any Lender in such currency, the Administrative Agent, such Issuing Bank or such Lender, as the case may be, agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

Section 9.16.      Releases of Guarantors.

(a)         A Guarantor shall automatically be released from its obligations under the Subsidiary Guarantee upon the consummation of any transaction permitted by this Agreement the result of which is that such Guarantor ceases to be a Subsidiary.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b)         Further, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Guarantor from its obligations under the Subsidiary Guarantee if such Guarantor is no longer a Material Subsidiary (including if a Subsidiary converts to an Unrestricted Subsidiary in accordance with Section 6.07).

(c)         On the Facility Termination Date, (i) the Subsidiary Guarantee and all obligations (other than those expressly stated therein to survive such termination) of each Guarantor thereunder and (ii) the Company’s obligations under Article X hereof, shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

Section 9.17.      No Fiduciary Duty, etc.

(a)         Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Financing Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to such Borrower with respect to the Financing Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, such Borrower or any other Person.  Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby.  Additionally, each Borrower acknowledges and agrees that no Credit Party is advising such Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Financing Documents, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.

(b)         Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, such Borrower, its Subsidiaries and other companies with which such Borrower or any of its Subsidiaries may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)         In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which such Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise.  No Credit Party will use confidential information obtained from any Borrower or any of their Subsidiaries by virtue of the transactions contemplated by the Financing Documents or its other relationships with the Borrowers and their Subsidiaries in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies.  Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Financing Documents, or to furnish to such Borrower or any of its Subsidiaries, confidential information obtained from other companies.

Section 9.18.      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)         the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Article X

Company Guarantee

In order to induce the Lenders to extend credit to the Borrowers hereunder and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of the Subsidiary Borrowers and the Specified Ancillary Obligations (collectively, the “Guaranteed Obligations”).  The Company further agrees that the due and punctual payment of such Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee under this Article X notwithstanding any such extension or renewal of any such Guaranteed Obligation.  Notwithstanding anything to the contrary in this Article X, the Company shall not have been deemed to have guaranteed any of its own Obligations or its own Specified Ancillary Obligations.

The Company waives presentment to, demand of payment from and protest to any Subsidiary of any of the Guaranteed Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Company under this Article X shall not be affected by (a) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Subsidiary under the provisions of this Agreement, any other Financing Document or otherwise; (b) any extension or renewal of any of the Guaranteed Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any other Financing Document, any Banking Services Agreement, any Swap Agreement or other agreement, other than the occurrence of the Facility Termination Date; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Guaranteed Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Subsidiary or any other guarantor of any of the Guaranteed Obligations; (g) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Subsidiary or any other guarantor of any of the Guaranteed Obligations, for any reason related to this Agreement, any other Financing Document, any Banking Services Agreement, any Swap Agreement, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Subsidiary or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations, other than in each case the occurrence of the Facility Termination Date; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation, other than in each case the occurrence of the Facility Termination Date.

The Company further agrees that its agreement under this Article X constitutes a guarantee of payment when due (whether or not any bankruptcy, examinership or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing Bank or any Lender (or any of its Affiliates) to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any Subsidiary or any other Person.

The obligations of the Company under this Article X shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations or otherwise, other than in each case the occurrence of the Facility Termination Date.

The Company further agrees that until the Facility Termination Date its obligations under this Article X shall constitute a continuing and irrevocable guarantee of all Guaranteed Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by the Administrative Agent, any Issuing Bank or any Lender upon the insolvency, bankruptcy, examinership or reorganization of any Subsidiary or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Issuing Bank or any Lender may have at law or in equity against the Company by virtue of this Article X, upon the failure of any Subsidiary to pay any Guaranteed Obligation prior to the Facility Termination Date when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, any Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, such Issuing Bank or such Lender (or any of such Lender’s Affiliates) in cash an amount equal to the unpaid principal amount of the Guaranteed Obligations then due, together with accrued and unpaid interest thereon.  The Company further agrees that if payment in respect of any Guaranteed Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Guaranteed Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any Issuing Bank or any Lender, disadvantageous to the Administrative Agent, such Issuing Bank or such Lender in any material respect, then, at the election of the Administrative Agent or such Lender, the Company shall make payment of such Guaranteed Obligation in Dollars (based upon the Dollar Amount of such Guaranteed Obligation on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent or such Lender and, as a separate and independent obligation, shall indemnify the Administrative Agent, such Issuing Bank and such Lender, as applicable, against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment (subject to any applicable limitations set forth in Section 9.03).

Upon payment by the Company of any sums as provided above, all rights of the Company against any Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations owed by such Subsidiary to the Administrative Agent, the Issuing Banks and the Lenders.

The Company hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Subsidiary Guarantor to honor all of its obligations under the Subsidiary Guaranty in respect of Specified Swap Obligations (provided, however, that the Company shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The Company intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Subsidiary Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Nothing shall discharge or satisfy the liability of the Company under this Article X except the occurrence of the Facility Termination Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

CUBIC CORPORATION, as the Company

By:
Name:
Title:

By:
Name:
Title:

CUBIC TRANSPORTATION SYSTEMS, INC., as a Borrower

By:
Name:
Title:

By:
Name:
Title:

CUBIC DEFENSE APPLICATIONS, INC., as a Borrower

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Fourth Amended and Restated Credit Agreement

Cubic Corporation

JPMORGAN CHASE BANK, N.A. individually as a Lender, as an Issuing Bank and as Administrative Agent

By:
Name:
Title:

Jurisdiction of tax residence:
Treaty Passport scheme reference number:

Signature Page to Fourth Amended and Restated Credit Agreement

Cubic Corporation

[OTHER AGENTS AND LENDERS]

Signature Page to Fourth Amended and Restated Credit Agreement

Cubic Corporation

SCHEDULE 1.01

EXISTING LETTERS OF CREDIT

Applicant	Issuance Date	Issued Currency	Issued Currency Amount	USD Equivalent	Amount	Beneficiary Name	Expiry

SCHEDULE 2.01A

COMMITMENTS

LENDER	COMMITMENT

JPMORGAN CHASE BANK, N.A.	$92,500,000

BANK OF THE WEST	$87,500,000

CITIBANK, N.A.	$87,500,000

MUFG UNION BANK, N.A.	$87,500,000

U.S. BANK NATIONAL ASSOCIATION	$70,000,000

BANK OF AMERICA	$70,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION	$46,250,000

BRANCH BANKING AND TRUST COMPANY	$46,250,000

CITY NATIONAL BANK	$46,250,000

FIFTH THIRD BANK	$46,250,000

RAYMOND JAMES BANK, N.A.	$30,000,000

SUNTRUST BANK	$30,000,000

UMPQUA BANK	$30,000,000

CAPITAL ONE, NATIONAL ASSOCIATION	$30,000,000

AGGREGATE COMMITMENT	$800,000,000

SCHEDULE 2.01B

LETTER OF CREDIT COMMITMENTS

ISSUING BANK	LETTER OF CREDIT COMMITMENT

JPMORGAN CHASE BANK, N.A.	$50,000,000

BANK OF THE WEST	$50,000,000

CITIBANK, N.A.	$25,000,000

MUFG UNION BANK, N.A.	$50,000,000

UMPQUA BANK	$25,000,000

TOTAL LETTER OF CREDIT COMMITMENTS	$200,000,000

2

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Assignor:

Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

Borrowers:  Cubic Corporation and certain Subsidiary Borrowers (as defined in the Credit Agreement)

Administrative Agent:  JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

Credit Agreement:  The Fourth Amended and Restated Credit Agreement dated as of April 30, 2019 among Cubic Corporation, the Subsidiary Borrowers parties thereto, the Lenders parties thereto, and JPMorgan Chase Bank, as Administrative Agent.

1         Select as applicable.

Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]

Revolving Loan Commitment	$	$	%

	$	$	%

	$	$	%

Effective Date:  _________________,20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

2         Set forth, to at least 9 decimals, as percentage of the Commitment/Loans of all Lenders thereunder.

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and an Issuing Bank

By
Title:

[OTHER ISSUING BANKS]

[Consented to:]

CUBIC CORPORATION

By
Title:

ANNEX 1

CUBIC CORPORATION CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

(a)         Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Financing Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Financing Document, (iv) any requirements under applicable law for the Assignee to become a Lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Financing Document.

(b)         Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any other Lender or any of their respective Related Parties, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger, any Co-Syndication Agent, any Co-Documentation Agent, the Assignor or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Documents are required to be performed by it as a Lender.

2.          Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.          General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and

Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

4.          [The Assignee confirms for the benefit of the Administrative Agent and the Loan Parties but without liability to any Loan Party, that it is [not a UK Qualifying Lender] [a UK Qualifying Lender (other than a UK Treaty Lender)] [(a UK Treaty Lender]].3

5.          [The Assignee confirms that the Person beneficially entitled to interest payable to that Assignee in respect of an advance under a Financing Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes or (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA 2009 or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA 2009) of that company.]4

6.          [The Assignee confirms that it holds a passport under the HM Revenue and Customs DT Treaty Passport scheme (reference number [_____]) and is tax resident in [_____]5, so that interest payable to it by borrowers is generally subject to full exemption from United Kingdom withholding tax and requests that the Company notify:

(i)         each UK Borrower which is a party to the Credit Agreement as a Borrower as at the date of this Assignment and Assumption; and

(ii)       each UK Borrower which becomes a Borrower after the date of this Assignment and Assumption, that it wishes that scheme to apply to the Credit Agreement.]6

3         Delete as applicable – each Assignee is required to confirm which of these three categories it falls within.

4         Insert if comes within clause (a)(ii) of the definition of UK Qualifying Lender.

5         Insert jurisdiction of tax residence.

6         Include if the Assignee holds a passport under the HM Revenue and Customs DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

EXHIBIT C

FORM OF PROMISSORY NOTE

_________, 20[__]

FOR VALUE RECEIVED, the undersigned, [______] (the “Maker”), hereby promises to pay to ___________ (the “Lender”), on the Maturity Date as defined in the Fourth Amended and Restated Credit Agreement, dated as of April 30, 2019, among Cubic Corporation, a Delaware corporation, as a  Borrower, the Subsidiary Borrowers from time to time party thereto, the Lenders named therein and the Administrative Agent (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “Credit Agreement”) or earlier as provided for in the Credit Agreement, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement) made to the Maker from the Lender pursuant to the terms of the Credit Agreement, in the applicable Agreed Currency required pursuant to the Credit Agreement in immediately available funds, and to pay interest from the date thereof on the principal amount hereof from time to time outstanding, in like funds, at a rate or rates per annum and, in each case, and payable on such dates as determined pursuant to the terms of the Credit Agreement.

The Maker promises to pay interest on any overdue principal and fees and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

The Maker hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The non‑exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Promissory Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided,  however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not in any manner affect the obligation of the Maker to make payments of principal and interest in accordance with the terms of this Promissory Note and the Credit Agreement.

This Promissory Note is one of the Notes referred to in the Credit Agreement, which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  THIS PROMISSORY NOTE, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

C-1

[____________]

By:
Name:
Title:

C-2

Loans and Payment

Date	Amount and Type of Loan	Payments Principal Interest	Unpaid Principal Balance of Note	Name of Person Making Notation

EXHIBIT D

FORM OF SUBSIDIARY GUARANTEE

Attached

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

CUBIC CORPORATION

OFFICER’S CERTIFICATE

In Conformance with the Fourth Amended and Restated Credit Agreement

Dated April 30, 2019

As of and for the Period Ending [_____].

The following certification is provided to the Lenders as required under Section 5.02 of the Fourth Amended and Restated Credit Agreement dated April 30, 2019 (the Agreement).  The undersigned hereby certifies that:

a.           the Company was in compliance with the financial covenants set forth on Schedule 1 attached hereto during the period covered by the accompanying financial statements (detailed calculations of financial covenant compliance annexed), and

b.          the undersigned has reviewed the terms of the Agreement and has made, or caused to be made under his or her supervision, a review of the transactions and conditions of the Company and its Restricted Subsidiaries from the beginning of the period covered by the accompanying financial statements to the date of this certificate, and that such review (i) has not disclosed the existence during such period of any condition or event that constitutes a Default as defined in the Agreement and (ii) has confirmed that Unrestricted Subsidiaries constitute, as of the end of the period covered by the accompanying financial statements, in the aggregate, __% of Consolidated Total Capitalization.

Dated at San Diego, California, this ____ day of ____________, ____.

Name:
Title:

For the Quarter/Year ended _________ (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

 ($ in 000’s)

I. Section 6.01(a)(i) and Section 6.01(b)(i)– Consolidated EBITDA to Consolidated Cash Interest Expense.
A. Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”) as set forth on Schedule 2:	$
B. Consolidated Cash Interest Expense for the Subject Period:	$
C. Consolidated EBITDA to Consolidated Cash Interest Expense (Line I.A ÷ Line I.B):
Minimum required: 3.00 to 1.00
II. Section 6.01(a)(ii) – Total Leverage Ratio.
A. Consolidated Indebtedness at Statement Date as set forth on Schedule 2:	$
B. Indebtedness attributable to undrawn letters of credit	$

C.   Consolidated Adjusted EBITDA for the Subject Period as set forth on Schedule 2 (calculated in accordance with the terms of the definition thereof to include the Consolidated EBITDA attributable to any Person which becomes a Restricted Subsidiary during the Subject Period):

$
D. Total Leverage Ratio ((Line II.A – Line II.B) ÷ Line II.C):
Maximum permitted: Subject to any Adjusted Covenant Period, [____][7] to 1.00
III. Section 6.01(b)(ii) – Net Leverage Ratio.
A. Consolidated Net Indebtedness at Statement Date as set forth on Schedule 2:	$
B. Indebtedness attributable to undrawn letters of credit	$

C.   Consolidated Adjusted EBITDA for the Subject Period as set forth on Schedule 2 (calculated in accordance with the terms of the definition thereof to include the Consolidated EBITDA attributable to any Person which becomes a Restricted Subsidiary during the Subject Period):

$
D. Net Leverage Ratio ((Line III.A – Line III.B) ÷ Line III.C):
Maximum permitted: Subject to any Adjusted Covenant Period, [____][8] to 1.00

7         Insert applicable amount pursuant to Section 6.01(a)(ii).

8         Insert applicable amount pursuant to Section 6.01(b)(ii).

3

SCHEDULE 2

to the Compliance Certificate

 ($ in 000’s)

Consolidated EBITDA

 (in accordance with the definition of Consolidated EBITDA as set forth in the Agreement)

EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended

consolidated net income or net earnings (or any comparable line item) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding:

extraordinary or non-recurring items ((except the non-recurring gain expected to result from the Sale and Leaseback Transactions permitted in Section 6.04(c))
gains or losses resulting from changes in accounting principles

+ Consolidated Interest Expense
+ income tax expense
+ depreciation expense
+ amortization expense
+ non-cash stock compensation expense and other non-cash expense items
+ Enterprise Resource Planning Expenses
+ non-recurring business optimization expenses and other restructuring charges or reserves

4

+ one-time transaction fees, costs, expenses, premiums, make-whole amounts, penalty payments and other similar items
+ charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party
+ losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items
- non-cash gains or revenues
- gains recognized and income recognized in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items
= Consolidated EBITDA

Consolidated Indebtedness

 (in accordance with the definition of Consolidated Indebtedness as set forth in the Credit Agreement)

Liabilities for borrowed money	$
+ liabilities for deferred purchase prices of property	$
+ Capital Lease Obligations	$
+ liabilities for borrowed money secured by a Lien with respect to property	$
+ liabilities for letters of credit (excluding performance letters of credit and undrawn letters of credit)	$
+ net obligations in respect of Swaps	$
+ Guarantees of any of the foregoing (without duplication)	$
Consolidated Indebtedness	$

5

Consolidated Net Indebtedness

 (in accordance with the definition of Consolidated Net Indebtedness as set forth in the Credit Agreement)

Consolidated Indebtedness (see above)	$
- Unrestricted Cash	$
- Unrestricted Permitted Investments	$
Consolidated Net Indebtedness	$

6

EXHIBIT F-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of April 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cubic Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”),  the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W‑8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[__]

EXHIBIT F-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

 (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of April 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cubic Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”),  the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[__]

EXHIBIT F-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

 (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of April 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cubic Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[__]

EXHIBIT F-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of April 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cubic Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”),  the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Financing Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[__]

EXHIBIT G-1

[FORM OF] BORROWING REQUEST

JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders referred to below

[10 South Dearborn Chicago, Illinois 60603
Attention: [__________]
Facsimile: [__________]][1]

With a copy to:

101 W. Broadway, Suite 840
San Diego, California 92101
Attention: Anna Araya
Facsimile: 310-975-1353

Re: Cubic Corporation

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of April 30, 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cubic Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The [undersigned Borrower][Company, on behalf of [________], a Subsidiary Borrower (the “Applicable Subsidiary Borrower”) hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection therewith the [undersigned Borrower][Company, on behalf of the Applicable Subsidiary Borrower, specifies the following information with respect to such Borrowing requested hereby:

1.    Name of Borrower: __________

2.    Aggregate principal amount of Borrowing:2 __________

3.    Date of Borrowing (which shall be a Business Day): __________

4.    Type of Borrowing (ABR or Eurocurrency): __________

1         If request is in respect of Revolving Loans in a Foreign Currency, please replace this address with the London address from Section 9.01(a)(ii).

2         Not less than applicable amounts specified in Section 2.02(c).

5.    Interest Period and the last day thereof (if a Eurocurrency Borrowing):3 __________

6.    Agreed Currency: _______

7.    Location and number of the applicable Borrower’s account or any other account agreed upon by the Administrative Agent and such Borrower to which proceeds of Borrowing are to be disbursed: __________

[Signature Page Follows]

3         Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

The undersigned hereby represents and warrants that the conditions to lending specified in Section[s] [4.01 and]1 4.02 of the Credit Agreement are satisfied as of the date hereof.

Very truly yours,

[CUBIC CORPORATION, as the Company]
[SUBSIDIARY BORROWER, as a Borrower]

By:
Name:
Title:

1         To be included only for Borrowings on the Effective Date.

EXHIBIT G-2

[FORM OF] INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders referred to below

[10 South Dearborn Chicago, Illinois 60603
Attention: [__________]
Facsimile: [__________]][1]

Re: Cubic Corporation

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of April 30, 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cubic Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The [undersigned Borrower][Company, on behalf of [___________ (the “Applicable Subsidiary Borrower”)], hereby gives you notice pursuant to Section 2.07 of the Credit Agreement that it requests to [convert][continue] an existing Borrowing under the Credit Agreement, and in connection therewith the [undersigned Borrower][Company, on behalf of the Applicable Subsidiary Borrower], specifies the following information with respect to such [conversion][continuation] requested hereby:

1.          List applicable Borrower name, date, Type, principal amount, Agreed Currency and Interest Period (if applicable) of existing Borrowing:  __________

2.          Aggregate principal amount of resulting Borrowing: __________

3.          Effective date of interest election (which shall be a Business Day): __________

4.          Type of resulting Borrowing (ABR or Eurocurrency): __________

5.          Interest Period (if a Eurocurrency Borrowing):2 __________

6.          Agreed Currency of resulting Borrowing: ________

[Signature Page Follows]

1         If request is in respect of Revolving Loans in a Foreign Currency, please replace this address with the London address from Section 9.01(a)(ii).

2         Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Very truly yours,

[CUBIC CORPORATION, as the Company]
[SUBSIDIARY BORROWER, as a Borrower]

By:
Name:
Title:

EXHIBIT H

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto made with reference to the Fourth Amended and Restated Credit Agreement, dated as of April 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cubic Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment and/or to participate in such a tranche;

WHEREAS, the Company has given notice to the Administrative Agent of its intention to [increase the Aggregate Commitment] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.20; and

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Company and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.          The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Commitment increased by $[__________], thereby making the aggregate amount of its total Commitments equal to $[__________]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[__________] with respect thereto].

[[__].  The undersigned Increasing Lender confirms for the benefit of the Administrative Agent and the Loan Parties but without liability to any Loan Party, that it is [not a UK Qualifying Lender] [a UK Qualifying Lender (other than a UK Treaty Lender)] [(a UK Treaty Lender].]15

[[__].  The undersigned Increasing Lender confirms that the Person beneficially entitled to interest payable to that Increasing Lender in respect of an advance under a Financing Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes or (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA 2009 or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest

15       Delete as applicable – each Increasing Lender is required to confirm which of these three categories it falls within.

2

payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA 2009) of that company.]16

[[__].  The undersigned Increasing Lender confirms that it holds a passport under the HM Revenue and Customs DT Treaty Passport scheme (reference number [_____]) and is tax resident in [_____]17, so that interest payable to it by borrowers is generally subject to full exemption from United Kingdom withholding tax and requests that the Company notify:

(i)          each UK Borrower which is a party to the Credit Agreement as a Borrower as at the date of this Supplement; and

(ii)         each UK Borrower which becomes a Borrower after the date of this Supplement, that it wishes that scheme to apply to the Credit Agreement.]18

2.          The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3.          Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4.          This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5.          This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

16       Insert if comes within clause (a)(ii) of the definition of UK Qualifying Lender.

17       Insert jurisdiction of tax residence.

18       Include if the Increasing Lender holds a passport under the HM Revenue and Customs DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

3

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

CUBIC CORPORATION

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

EXHIBIT I

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto made with reference to the Fourth Amended and Restated Credit Agreement, dated as of April 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cubic Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may [extend Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Company and the Administrative Agent, by executing and delivering to the Company and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.          The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Commitment with respect to Revolving Loans of $[__________]] [and] [a commitment with respect to Incremental Term Loans of $[__________]].

[[__].  The undersigned Augmenting Lender confirms for the benefit of the Administrative Agent and the Loan Parties but without liability to any Loan Party, that it is [not a UK Qualifying Lender] [a UK Qualifying Lender (other than a UK Treaty Lender)] [(a UK Treaty Lender].]19

[[__].  The undersigned Augmenting Lender confirms that the Person beneficially entitled to interest payable to that Augmenting Lender in respect of an advance under a Financing Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes or (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA 2009 or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA 2009) of that company.]20

19       Delete as applicable – each Augmenting Lender is required to confirm which of these three categories it falls within.

20       Insert if comes within clause (a)(ii) of the definition of UK Qualifying Lender.

[[__].  The undersigned Augmenting Lender confirms that it holds a passport under the HM Revenue and Customs DT Treaty Passport scheme (reference number [_____]) and is tax resident in [_____]21, so that interest payable to it by borrowers is generally subject to full exemption from United Kingdom withholding tax and requests that the Company notify:

(i)          each UK Borrower which is a party to the Credit Agreement as a Borrower as at the date of this Supplement; and

(ii)         each UK Borrower which becomes a Borrower after the date of this Supplement, that it wishes that scheme to apply to the Credit Agreement.]22

2.          The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3.          The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[___________]

4.          The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5.          Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6.          This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7.          This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

21       Insert jurisdiction of tax residence.

22       Include if the Augmenting Lender holds a passport under the HM Revenue and Customs DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER], as the Augmenting Lender

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

CUBIC CORPORATION

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

3

EXHIBIT J

LIST OF CLOSING DOCUMENTS

CUBIC CORPORATION

CERTAIN SUBSIDIARY BORROWERS

CREDIT FACILITIES

April 30, 2019

LIST OF CLOSING DOCUMENTS1

A.         FINANCING DOCUMENTS

1.          Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) by and among Cubic Corporation, a Delaware corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrowers from the Lenders in an initial aggregate principal amount of $800,000,000.

SCHEDULES

Schedule 1.01	--	Existing Letters of Credit
Schedule 2.01A	--	Commitments
Schedule 2.01B	--	Letter of Credit Commitments
Schedule 3.05	--	Disclosed Matters as to Litigation
Schedule 3.08	--	Disclosed Matters as to Environmental Compliance
Schedule 3.16A	--	Restricted Subsidiaries
Schedule 3.16B	--	Unrestricted Subsidiaries
Schedule 6.02	--	Existing Indebtedness
Schedule 6.03	--	Existing Liens
Schedule 6.11	--	Existing Investments

EXHIBITS

Exhibit A	--	Form of Assignment and Assumption
Exhibit B	--	[Reserved]
Exhibit C	--	Form of Promissory Note
Exhibit D	--	Form of Subsidiary Guarantee
Exhibit E	--	Form of Compliance Certificate
Exhibit F-1	--	Form of U.S. Tax Compliance Certificate
Exhibit F-2	--	Form of U.S. Tax Compliance Certificate
Exhibit F-3	--	Form of U.S. Tax Compliance Certificate
Exhibit F-4	--	Form of U.S. Tax Compliance Certificate

1         Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement.  Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

Exhibit G-1	--	Form of Borrowing Request
Exhibit G-2	--	Form of Interest Election Request
Exhibit H	--	Form of Increasing Lender Supplement
Exhibit I	--	Form of Augmenting Lender Supplement
Exhibit J	--	List of Closing Documents
Exhibit K-1	--	Form of Borrowing Subsidiary Agreement
Exhibit K-2	--	Form of Borrowing Subsidiary Termination

2.          Notes executed by the initial Borrowers in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.09(e) of the Credit Agreement.

3.          Fourth Amended and Restated Guarantee executed by the initial Guarantors (collectively with the Borrowers, the “Loan Parties”) in favor of the Administrative Agent.

B.          CORPORATE DOCUMENTS

4.          Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Financing Document to which it is a party, and (iv) the names and true signatures of the incumbent officers or other authorized persons of each Loan Party authorized to sign the Financing Documents to which it is a party, and (in the case of each Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

5.          Good Standing Certificate (or analogous documentation if applicable) for each Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.

C.          OPINIONS

6.          Opinion of Sheppard Mullin Richter & Hampton LLP, special U.S. counsel for the Borrowers and the other Loan Parties.

7.          Opinion of James R. Edwards, General Counsel of the Borrowers and the other Loan Parties.

D.          CLOSING CERTIFICATES AND MISCELLANEOUS

8.          A Certificate signed by the President, a Vice President or a Financial Officer of the Company certifying that the conditions set forth in Section 4.02 are satisfied at such time.

EXHIBIT K-1

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of [_____] (this “Agreement”), among Cubic Corporation, a Delaware corporation (the “Company”), [Name of Subsidiary Borrower], a [__________] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of April 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to, and Letters of Credit available to, certain Subsidiary Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Subsidiary Borrower.  In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement.  Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers or other authorized signatories as being authorized to, among other things, request Borrowings under the Credit Agreement on behalf of the New Subsidiary Borrower and sign this Borrowing Subsidiary Agreement and the other Financing Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party:  [______________].

Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of the date hereof except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.  [The Company and the New Borrowing Subsidiary further represent and warrant that the execution, delivery and performance by the New Borrowing Subsidiary of the transactions contemplated under this Agreement and the use of any of the proceeds raised in connection with this Agreement will not contravene or conflict with, or otherwise constitute unlawful financial assistance under, Sections 677 to 683 (inclusive) of the United Kingdom Companies Act 2006 of England and Wales (as amended).]2 [INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSELS]  The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary.  Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Subsidiary Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

2         To be included only if a New Borrowing Subsidiary will be a Borrower organized under the laws of England and Wales.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers or other authorized signatories as of the date first appearing above.

CUBIC CORPORATION

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT K-2

[FORM OF]

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A. as Administrative Agent for the Lenders referred to below

10 South Dearborn Street Chicago, Illinois 60603
Attention: [__________]

[Date]

Ladies and Gentlemen:

The undersigned, Cubic Corporation (the “Company”), refers to the Fourth Amended and Restated Credit Agreement dated as of April 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [______________] (the “Terminated Borrowing Subsidiary”) as a Subsidiary Borrower under the Credit Agreement.  [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

[Signature Page Follows]

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

CUBIC CORPORATION

By:
Name:
Title:

Copy to:      JPMorgan Chase Bank, N.A.
101 W. Broadway, Suite 840
San Diego, California 92101
Attention: Anna Araya
Telecopy No: (310) 975-1353